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                                                                Exhibit 10.21



                                CREDIT AGREEMENT


                           GREY WOLF EXPLORATION INC.
                                   as Borrower


                                     - and -


                       MIRANT CANADA ENERGY CAPITAL, LTD.
                                    as Lender




================================================================================








                                December 20, 2001

                                TABLE OF CONTENTS
                                                                      Page




                                    Article 1
                        DEFINITIONS AND ACCOUNTING TERMS

1.1      Defined Terms........................................................1
1.2      Use of Defined Terms................................................18
1.3      Cross-References....................................................18
1.4      Accounting and Financial Determinations.............................19
1.5      Statutes, Regulations and Rules.....................................19
1.6      Monetary References.................................................19
1.7      Schedules and Exhibits..............................................19
                                    Article 2
                         COMMITMENT AND LOAN PROCEDURES

2.1      Commitment..........................................................19
2.2      Maximum Commitment Amount and Commitment Amount.....................20
2.3      Loan Procedure......................................................20
2.4      Records  21
                                    Article 3
                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.1      Repayments and Prepayments..........................................21
3.2      Refinancing.........................................................22
3.3      Interest Provisions.................................................22
3.4      Collateral Account..................................................23
3.5      Closing Fee.........................................................25
3.6      Engineering Fee.....................................................25
                                    Article 4
                           TAXES AND OTHER PROVISIONS

4.1      Payments, Computations, etc.........................................25
4.2      Setoff   ...........................................................25
4.3      Right of First Refusal - Proposed Undertakings......................26
4.4      Right of First Refusal-Proposed Non-Subject Interest Undertaking....27
4.5      Use of Proceeds.....................................................28
                                    Article 5
                               CONDITIONS TO LOANS

5.1      Initial Loan........................................................29
5.2      Resolutions, etc....................................................29
5.3      Override Royalty Agreement..........................................29
5.4      Security 29
5.5      Release and Discharge...............................................30

5.6      After-Acquired Property.............................................30
5.7      Memorandum of Purchase Contracts....................................30
5.8      Opinion of Counsel..................................................30
5.9      Certified Copy of Farmout Amending Agreement........................30
5.10     Development Plan and Schedules......................................30
5.11     Evidence of Insurance...............................................30
5.12     Approvals...........................................................31
5.13     Compliance with Loan Documents......................................31
5.14     No Default..........................................................31
5.15     Engineering.........................................................31
5.16     Environmental.......................................................31
5.17     Officer's Certificate...............................................31
5.18     Release of Liens....................................................31
5.19     Closing Fees, Expenses, etc.........................................32
5.20     ISDA Master Agreement...............................................32
5.21     Documents...........................................................32
5.22     Other Legal Matters.................................................32
5.23     All Loans...........................................................32
                                    Article 6
                         REPRESENTATIONS AND WARRANTIES

6.1      Representations.....................................................33
6.2      Organization........................................................33
6.3      Due Authorization, Non-Contravention, etc...........................33
6.4      Government Approval, Regulation, etc................................34
6.5      Validity, etc.......................................................34
6.6      Financial Information...............................................34
6.7      No Material Adverse Change..........................................34
6.8      Litigation, Labor Controversies, etc................................34
6.9      Subsidiaries........................................................34
6.10     Borrower's Shares...................................................34
6.11     Subject Interests...................................................34
6.12     Oil and Gas Leases..................................................35
6.13     Preferential Rights.................................................35
6.14     Balancing and Take-or-Pay Contracts.................................35
6.15     Production Requirements.............................................36
6.16     Facilities..........................................................36
6.17     Broker's Fees.......................................................36
6.18     Taxes    ...........................................................36

6.19     Compliance with Laws................................................36
6.20     Environmental Warranties............................................36
6.21     Accuracy of Information.............................................37
6.22     No Prohibition on Perfection........................................38
6.23     Solvency 38
6.24     Insurance...........................................................38
6.25     No Default..........................................................38
6.26     Farmout Lands.......................................................38
                                    Article 7
                              AFFIRMATIVE COVENANTS

7.1      Affirmative Covenants...............................................38
7.2      Punctual Payment....................................................38
7.3      Financial Information, Reports, Notices, etc........................38
7.4      Gathering and Transportation and Other Services.....................42
7.5      Collateral Coverage Deficiency or Collateral Coverage Default.......43
7.6      Use of Proceeds.....................................................43
7.7      Joint Operating Agreement...........................................43
7.8      Compliance with Laws................................................43
7.9      Production-Related Expenses and Taxes...............................44
7.10     Operation of Subject Interests......................................44
7.11     Development Plan....................................................45
7.12     Insurance...........................................................45
7.13     Accounting Principles...............................................46
7.14     Books and Records; Inspections......................................46
7.15     Environmental Covenant..............................................46
7.16     Board of Directors Meetings.........................................47
7.17     Hedging Agreements..................................................47
7.18     Protection of Security..............................................47
7.19     Grant Fixed Charge Security.........................................47
7.20     Further Assurances..................................................48
7.21     Override Records....................................................49
7.22     Title Deficiencies..................................................49
7.23     Further Due Diligence...............................................49
                                    Article 8
                               NEGATIVE COVENANTS

8.1      Negative Covenants..................................................50
8.2      Business Activities.................................................50

8.3      Indebtedness........................................................50
8.4      Liens    ...........................................................50
8.5      Restricted Payments, etc............................................50
8.6      Capital Expenditures................................................51
8.7      Accounts Receivable.................................................51
8.8      Rental Obligations..................................................51
8.9      Take-or-Pay Contracts...............................................51
8.10     Consolidation, Merger, etc..........................................51
8.11     Asset Dispositions, etc.............................................51
8.12     Abandonment of Wellbores or Conduct of Certain Operations...........52
8.13     Grant Liens, Mortgage or Transfer or Resignation as Operator
         of any Subject Interest.............................................52
8.14     Modification of Certain Agreements..................................52
8.15     Pension Plans.......................................................52
8.16     Other Agreements....................................................53
8.17     No Subsidiaries.....................................................53
8.18     No Other Hedging Agreements.........................................53
8.19     Transactions with Affiliates........................................53
8.20     Negative Pledges, Restrictive Agreements, etc.......................53
8.21     Limitations on Certain Financing Leases and Sale and
         Leaseback Transactions..............................................53
8.22     Dissemination of Information........................................54
8.23     Subject Interests...................................................54
                                    Article 9
                                EVENTS OF DEFAULT

9.1      Events of Default...................................................54
         (a)      Non-Payment of Obligations.................................54
         (b)      Breach of Warranty.........................................54
         (c)      Non-Performance of Certain Covenants and Obligations.......54
         (d)      Collateral Coverage Default................................54
         (e)      Default on Other Indebtedness..............................55
         (f)      Judgments         .........................................55
         (g)      Control of Borrower........................................55
         (h)      Bankruptcy, Insolvency.....................................55
         (i)      Winding-Up        .........................................56
         (j)      Impairment of Security, etc................................56
         (k)      Cumulative Reimbursable Expenses Amount....................56
         (l)      Material Adverse Change....................................56
         (m)      Dissemination of Information...............................56

9.2      Remedies of Lender..................................................56
                                   Article 10
                           OVERRIDE ROYALTY AGREEMENT

10.1     Override Royalty Agreement..........................................60
                                   Article 11
                    HYDROCARBON PURCHASE TERMS AND PROVISIONS

11.1     General.............................................................60
11.2     Marketing Subject Hydrocarbons to Third Persons.....................61
                                   Article 12
                            MISCELLANEOUS PROVISIONS

12.1     Waivers, Amendments, etc............................................61
12.2     Notices.............................................................61
12.3     Payment of Costs and Expenses.......................................62
12.4     Indemnification.....................................................62
12.5     Survival............................................................63
12.6     Inconsistency.......................................................64
12.7     Reimbursable Expenses...............................................64
12.8     Severability........................................................64
12.9     Headings............................................................64
12.10    Limitation on Liability.............................................64
12.11    Intentions of the Parties...........................................64
12.12    Governing Law; Entire Agreement.....................................64
12.13    Successors and Assigns..............................................64
12.14    Effect of Syndication...............................................65
12.15    Participations......................................................65
12.16    Maximum Rate of Return..............................................65
12.17    Waiver of Judgment Interest Act (Alberta)...........................66
12.18    Deemed Reinvestment Not Applicable..................................66
12.19    Confidentiality.....................................................66
12.20    Other Transactions..................................................66
12.21    Forum Selection and Consent to Jurisdiction.........................66
12.22    Waiver of Jury Trial................................................67
12.23    No Oral Agreements..................................................67
12.24    Execution in Counterparts, Effectiveness............................67

                                CREDIT AGREEMENT

This Credit Agreement dated as of December 20, 2001,

BETWEEN:

                           GREY WOLF EXPLORATION INC.,
           a corporation incorporated pursuant to the laws of Alberta, as Borrower


                                     - and -

                       MIRANT CANADA ENERGY CAPITAL, LTD.,
        a corporation incorporated pursuant to the laws of New Brunswick, as Lender

RECITALS

A. Borrower is engaged directly in the business of acquiring, owning and operating certain oil and gas leasehold and other interests in Western Canada.

B. Borrower desires to obtain the Commitment from Lender pursuant to which Loans, in a maximum aggregate principal amount of $150,000,000 and with a Commitment Amount as of the Effective Date of $40,000,000, will be made to Borrower from Lender prior to the Commitment Termination Date.

C. Lender is willing, subject to the terms and conditions herein set forth to make Loans to Borrower pursuant to the Commitment.

D. The Loan proceeds will be used (i) to repay existing Indebtedness, (ii) to develop the Subject Interests in accordance with the Development Plan, and (iii) for general business purposes and working capital purposes of Borrower consistent with the Development Plan and any other purposes as agreed by Lender and Borrower.

         NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
                        DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. The following terms when used in this Agreement, including its recitals, schedules and exhibits, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Abraxas Amalgamation" means the amalgamation between Abraxas Acquisition Corporation and Borrower to be completed on or before January 1, 2002.

                                       2
         "Acceptable Proved Reserves" means Proved Reserves located in the Subject Interests that (i) have been evaluated by the Approved Independent Engineer and are included in the most recent Independent Engineering Report, (ii) are determined by Lender, in its sole and absolute discretion, to have satisfactory title, including Liens in favour of Lender and title opinions or other assurances of title satisfactory to Lender, if required by Lender (iii) are free of any Liens except for any Permitted Liens, and (iv) are covered by environmental reports, if required by Lender, which have been delivered to Lender and Lender has determined, in its reasonable discretion, that the results of such environmental reports are satisfactory.

         "Accountant" has the meaning set forth in Section 7.3(b).

         "Additional Development Program Option" has the meaning set forth in
         Section 4.3(b).

         "Affiliate" has the meaning attributed to it in the Business Corporations Act (Alberta).

         "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Applicable Law" means with respect to any Person or matter, any federal, state, provincial, municipal, regional, tribal or local statute, law, code, rule, regulation, treaty, convention, application, order, decree, consent decree, injunction, directive, determination or other requirement (domestic, foreign or international and whether or not having the force of law) relating to such Person or matter and, where applicable, any interpretation thereof by a Governmental Agency having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

         "Approvals" means each and every approval, authorization, license, permit, consent, variance, land use entitlement, franchise, agreement, filing or registration by or with any Governmental Agency or other Person necessary for all stages of acquiring, developing, operating, maintaining and abandoning Property, including the Subject Properties.

         "Approved Capital Expenditures" means, for purposes of calculating Net Cash Flow, capital expenditures specified in relation to a particular portion of the Subject Interests which are approved by Lender as part of the "PUD Capex (net)", "PDNP Capex (net)" and "Other Capital Expenditures (net)" sections, respectively, of the Development Plan and which only include the capital expenditures specified in relation to such portion of the Subject Interests in the "PUD Capex (net)", "PDNP Capex (net)" and "Other Capital Expenditures (net)" sections, respectively, of the Development Plan; provided, however, that, Approved Capital Expenditures reimbursed to Borrower shall not exceed the lesser of (i) Approved Capital Expenditures actually expended by Borrower for such period and (ii) the amount set forth in the "PUD Capex (net)", "PDNP Capex (net)" and "Other Capital Expenditures (net)" sections, respectively, of the Development Plan for such period. Unless specifically approved by Lender, any capital expenditures which fall outside the above limitations shall be paid by Borrower and such capital expenditures will not be included in Approved Capital Expenditures.

         "Approved Independent Engineer" means McDaniel & Associates Consultants Ltd., or another independent petroleum engineer, selected by Borrower and acceptable to Lender, in its sole discretion; provided that Gilbert Laustsen Jung Associates Ltd., Outrim Szabo, Fekete Associates Inc., DeGolyer and MacNaughton, Ryder Scott Co. Petroleum Consultants and Sproule & Associates Limited are all acceptable to Lender.

         "Approved G&A Expenses" means, for purposes of calculating Net Cash Flow, general and administrative expenses specified in relation to a particular portion of the Subject Interests and closing costs associated with this Agreement, reporting costs incurred under this Agreement for engineering and accounting reports and such other fees incurred by Borrower under this Agreement, which are approved by Lender as part of the "Approved G&A Expenses" section of the Development Plan; provided, however, that, unless otherwise specifically approved by Lender, Approved G&A Expenses reimbursed to Borrower shall not exceed the amount set forth in the "Approved G&A Expenses" section of the Development Plan for such period. Unless specifically approved by Lender, any general and administrative expenses which fall outside the above limitations shall be paid by Borrower and such general and administrative expenses will not be included in Approved G&A Expenses.

         "Approved Lease Operating Expenses" means, for purposes of calculating Net Cash Flow, production-related expenses specified in relation to a particular portion of the Subject Interests which are approved by Lender as part of the "Operating Expenses" section of the Development Plan and which only include the production-related expenses specified in relation to such portion of the Subject Interests in the "Operating Expenses" section of the Development Plan; provided, however, that, Approved Lease Operating Expenses reimbursed to Borrower shall not exceed the lesser of (i) Approved Lease Operating Expenses actually expended by Borrower for such period and (ii) the amount set forth in the "Operating Expenses" section of the Development Plan for such period. Unless specifically approved by Lender, any production-related expenses which fall outside the above limitations shall be paid by Borrower and such production-related expenses will not be included in Approved Lease Operating Expenses.

         "Approved Third-Party Transportation, Gathering and Marketing Expenses" means, for purposes of calculating Net Cash Flow, third-party transportation, gathering and marketing related expenses specified in relation to a particular portion of the Subject Interests which are approved by Lender and which only include the third-party transportation, gathering and marketing-related expenses specified in relation to such portion of the Subject Interests; provided, however, that Approved Third-Party Transportation, Gathering and Marketing Expenses reimbursed to Borrower shall not exceed Approved Third-Party Transportation, Gathering and Marketing Expenses actually expended by Borrower for such period. Unless specifically approved by Lender, any third-party transportation, gathering and marketing-related expenses which fall outside the above limitations shall be paid by Borrower and such third-party transportation, gathering and marketing-related expenses will not be included in Approved Third-Party Transportation, Gathering and Marketing Expenses.

         "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to Lender pursuant to Section 5.2.

         "Borrower" means Grey Wolf Exploration Inc. and its successors and permitted assigns.

         "Borrower Hedging Agreements" means each of (i) the Initial Hedging Agreements and (ii) any other Hedging Agreement entered into between Borrower and Lender or its Affiliates.

         "Broker's Fee" means any obligation or liability of any kind, contingent or otherwise, for any broker's, finders' or similar fees.

         "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Calgary, Alberta.

         "Capital Expenditures" means, for any period, the sum of (i) the aggregate amount of all expenditures of Borrower for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (ii) the aggregate amount of all Capitalized Lease Liabilities incurred during such period.

         "Capitalized Lease Liabilities" means the aggregate amount of all monetary obligations of Borrower and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Cash Flow from Override" means, for any period and for each Override Royalty Agreement in effect at such time, proceeds payable to the owner of the Override pursuant to such Override Royalty Agreements for the life of the Subject Interests, which for greater certainty includes (i) any Subject Interest in respect of which Lender has exercised its Additional Development Program Option, and (ii) any replacement or offset well within the Subject Interests that produces Hydrocarbons that may be deemed to have been recovered by a well funded under this Agreement, or by a Subject Interest in which a well funded by this Agreement is located.

         "Change of Control" means if any Person, other than Abraxas Petroleum Corporation or Canadian Abraxas Petroleum Limited or their Affiliates acquires, directly or indirectly, alone or in concert with other Persons, over a period of time or at any one time, shares in the capital stock of Borrower aggregating in excess of 50% of all of the then issued and outstanding common shares and voting securities of Borrower, or if any Person, other than Abraxas Petroleum Corporation or

         Canadian Abraxas Petroleum Limited or its Affiliates otherwise has the power to direct or cause the direction of the management and policies of Borrower.

         "Collateral Account" has the meaning set forth in Section 3.4.

         "Collateral Coverage Default" shall exist at all times when the Collateral Coverage Ratio is less than 125%.

         "Collateral Coverage Deficiency" shall exist at all times when the Collateral Coverage Ratio is less than 150% but greater than or equal to 125%.

         "Collateral Coverage Ratio" means, at any time, the ratio, expressed as a percentage, of (i) the sum of (A) Risked NPV10, plus (B) Working Capital, divided by (ii) Lender's Adjusted Investment.

         "Commitment" means Lender's obligation to make Loans pursuant to
         Section 2.1.

         "Commitment Amount" means, on the Effective Date $40,000,000, as such amount may be reduced or increased from time to time pursuant to
         Section 2.2.

         "Commitment Termination Date" means the earliest of (i) the Stated Maturity Date, (ii) the date on which the Commitment Amount and the Maximum Commitment Amount are terminated in full or reduced to zero pursuant to Section 2.2, and (iii) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in clause (i) or (ii) of this definition, the Commitment shall terminate automatically without further action.

         "Commitment Termination Event" means (i) the occurrence of any Event of Default described in Section 9.1(h) or 9.1(i), or (ii) the occurrence and continuance of any other Event of Default and either (a) the declaration of the Loans to be due and payable pursuant to Section 9.2 has been made, or (b) in the absence of such declaration, the giving of notice by Lender to Borrower that the Commitment has been terminated pursuant to Section 9.2.

         "Constating Document" means, relative to Borrower or its Subsidiaries, if any, its certificate of incorporation, formation or organization, its by-laws, operating agreement or other similar agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of common stock.

         "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the securities of any other Person. The amount of any Person's obligation under any

         Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness guaranteed thereby. "Cumulative Return on Total Funding" means the annualized rate of return (on a before tax basis) actually earned by Lender from the repayment of all Indebtedness of Borrower to Lender under and pursuant to any of the Loan Documents, including for greater certainty, obligations of the Borrower arising under the Override, including any return resulting from the unwinding or early termination of a Borrower Hedging Agreement (the "Payout Amount").

         "Debenture" means the Debenture executed and delivered pursuant to
         Section 5.4(a) substantially in the form of Exhibit D-1, as amended, supplemented, restated or otherwise modified from time to time.

         "Debenture Pledge Agreement" means the Debenture Pledge Agreement executed and delivered pursuant to Section 5.4(a), substantially in the form of Exhibit D-2, as amended, supplemented, restated or otherwise modified from time to time.

         "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

         "Default Rate" has the meaning set forth in Section 3.3.

         "Development Plan" means either (i) the development plan for the 2 year period after the Effective Date delivered to Lender pursuant to Section
         5.10 and attached hereto as Exhibit I, or (ii) the updated development plan, as required by and in accordance with Section 7.11, for the 2 year period beginning on the date of delivery in substantially the same form as Exhibit I delivered to Lender and determined to be acceptable by Lender.

         "Direct Taxes" means (i) ad valorem taxes (or Taxes imposed in lieu thereof) imposed or assessed upon the Subject Interests or any mortgage thereof, (ii) corporate income tax, severance, gross production, occupation, extraction, gathering, and other Taxes and assessments of any kind, including conservation levies (other than (A) Taxes on or measured by Lender's net income or receipts and (B) franchise taxes) imposed or assessed with respect to or measured by or charged against the Subject Interests, and (iii) all other Taxes required by Applicable Law to be deducted from the proceeds of the Subject Interests.

         "Disbursement Request" has the meaning set forth in Section 3.4(b).

         "Disclosure Schedule" means the Disclosure Schedule attached as
         Schedule II, as it may be amended, supplemented or otherwise modified from time to time by Borrower with the written consent of Lender.

         "Dollar" and the sign "$" mean lawful money of Canada.

         "Effective Date" means December 20, 2001, or such other date as may be agreed to by the Parties.

         "Environment" means all components of the earth, including all layers of the atmosphere, air, land (including all underground spaces and cavities and all lands submerged under water), soil, water (including surface and underground water), organic and inorganic matter and living organisms, and the interacting natural systems that include the components referred to in this definition.

         "Environmental Certificate" means a certificate substantially in the form of Exhibit J.

         "Environmental Laws" means all Applicable Laws relating to public health and safety and protection of the Environment.

         "Event of Default" has the meaning set forth in Section 9.1.

         "Existing Burdens" means, for any period, the aggregate amounts payable in respect of existing royalty, overriding royalty and other cost-free interests as a result of production of Hydrocarbons from the Subject Interests which burdens have been taken into account in determining the working interests and the net revenue interests in the Initial Subject Interests disclosed to Lender on Item 1.1 of the Disclosure Schedule.

         "GAAP" means generally accepted accounting principles which are in effect from time to time in Canada, in the case of Borrower, and the United States of America, in the case of Abraxas Petroleum Corporation.

         "Governmental Agency" means any federal, state, provincial, municipal, regional, tribal or local government or governmental department or other entity charged with the regulation, administration, interpretation or enforcement of any Applicable Law.

         "Hazardous Material" means (i) any "hazardous substance", as defined by the Environmental Protection and Enhancement Act (Alberta), as amended, or any similar legislation in jurisdictions where Borrower currently or in the future owns Property, (ii) any "hazardous waste", as defined by the Environmental Protection and Enhancement Act (Alberta), or any similar legislation in jurisdictions where Borrower currently or in the future owns Property, (iii) any petroleum product, or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Environmental Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Hedging Agreement" means any swap agreement, hedge agreement, floor agreement, collar agreement or other similar arrangement or agreement, including, any such agreement entered into in connection with an ISDA Master Agreement.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under Hedging Agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.

         "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "Hydrocarbon Proceeds" means the sum of all revenues and proceeds (i) received by Borrower from the sale of Hydrocarbons attributable to the Subject Interests and (ii) received (or if paid, less such amount) by Borrower from the settlement of any Hedging Agreement. Adjustments under clause (i) above will include adjustments related to third parties only, to be determined by Lender in its discretion acting reasonably, for (A) processing, treating and marketing fees, (B) fuel, shrinkage and unaccounted for losses, (C) fractionation costs, (D) storage and loading costs, (E) transportation costs including pipeline tariff, pipeline losses, and truck transport, and (F) any freight differentials received or allowed.

         "Hydrocarbons" means, collectively, oil, condensate and other liquid hydrocarbons, including natural gas or liquid products extracted from gas by means other than conventional field separation, and natural gas, casinghead gas, and other gaseous hydrocarbons, and, if applicable, helium and sulphur.

         "including" means including without limiting the generality of any description preceding such term.

         "Indebtedness" of any Person means, without duplication: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (ii) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person, (iii) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities; (iv) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined, (v) net liabilities of such Person under all Hedging Obligations, (vi) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of Property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and (vii) all Contingent Liabilities of such Person in respect of any of the foregoing. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner and Indebtedness of a joint venture attributable to any such Person under any joint venture agreement or Applicable Law.

         "Indemnified Liabilities" has the meaning set forth in Section 12.4.

         "Indemnified Parties" has the meaning set forth in Section 12.4.

         "Independent Reserve Report" has the meaning set forth in Section
         7.3(n).

         "Initial Drilling Program" means the well drilling program for the 42 initial wells on the Subject Interests which is completed in accordance with the Development Plan.

         "Initial Hedging Agreement" has the meaning set forth in Section 7.17.

         "Initial Subject Interests" means all the right, title and interest of Borrower and its Subsidiaries in the initial Subject Properties, and are more particularly described in Schedule I.

         "Interest Rate" means, on any date and with respect to the Loans, a fixed rate of interest equal to 9.5% per annum (based on a year of 365 days), subject to the adjustments as set forth herein.

         "Internal Reserve Report" has the meaning set forth in Section 7.3(o).

         "ISDA Master Agreement" means the International Swaps and Derivatives Association, Inc. Master Agreement executed and delivered pursuant to
         Section 5.20, substantially in the form of Exhibit H, as amended, supplemented, restated or otherwise modified from time to time.

         "Joint Operating Agreement" means all operating agreements to which Borrower is a party and which govern the operation of the Subject Interests, as each may be amended, supplemented, restated or otherwise modified from time to time.

         "Knowledge" means, with respect to any Person, either (i) the actual knowledge of information by such Person after reasonable inquiry or
         (ii) any information of which a reasonable and prudent Person operating in the same business capacity should have had knowledge after reasonable inquiry.

         "Lease Use Hydrocarbons" means any Hydrocarbons which are lost in the production thereof or used by the operator of the Subject Interests or any other Person for the purpose of reinjecting, producing, processing, treating, gathering or transporting Hydrocarbons from the Subject Interests, but only to the extent such Hydrocarbons are so used.

         "Lender" means Mirant Canada Energy Capital, Ltd., and its successors and assigns.

         "Lender's Adjusted Investment" means, at any time, the sum of: (i) the then outstanding principal balance of the Loans under this Agreement, plus (ii) any accrued and unpaid interest under the Loan Documents, plus (iii) only to the extent that proceeds have been deposited in the Collateral Account, any accrued and unpaid Override, plus (iv) any unpaid Reimbursable Expenses of Lender which are more than 15 days past due, plus (v) the aggregate amount of royalties that remain unpaid for 30 days beyond the terms contained in the applicable Oil and Gas Leases and for which no designated cash reserves exists, plus (vi) the amount by which (A) the sum of capital expenditures and drilling, workover and recompletion accounts payable of Borrower aggregating $100,000 or more exceeds (B) cash on hand either in the Collateral Account or held by Borrower that is solely earmarked and dedicated to the prompt payment of such costs and expenses.

         "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge (whether fixed or floating) against, title retention agreement in respect of or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

         "Loan" has the meaning set forth in Section 2.1.

         "Loan Document" means this Agreement, the Debenture, the Debenture Pledge Agreement, the Override Royalty Agreements, the Borrower Hedging Agreements and the ISDA Master Agreement, together with all exhibits, certificates, schedules and attachments thereto, and all other agreements, documents, certificates, financing statements and instruments from time to time executed and delivered pursuant to or in connection with any of the foregoing.

         "Loan Obligations" means all obligations (monetary or otherwise) of Borrower and each other Person (other than Lender) arising under or in connection with this Agreement and each other Loan Document that terminate upon the Indebtedness incurred pursuant to the Loans being unconditionally and irrevocably paid in full.

         "Loan Request" means a loan request and certificate duly executed by an Authorized Officer of Borrower, substantially in the form of Exhibit "A".

         "Maximum Commitment Amount" means, on any date, $150,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Net Cash Flow" means, for any period, the sum of: (i) Hydrocarbon Proceeds received by Borrower for such period and any other gross revenues of Borrower (excluding cash flow from the sale of any or all of the Subject Interests or the refinancing of the Loans), minus (ii) Direct Taxes for such period, minus (iii) Existing Burdens for such period, only to the extent that they have been included within the amount of Hydrocarbon Proceeds, minus (iv) Cash Flow from Override for such period, minus (v) interest on the outstanding Loans accrued at the Interest Rate during such period, minus (vi) all Obligations under the Loan Documents related to the enforcement and maintenance of the Loan Documents, including Reimbursable Expenses, minus (vii) Approved Lease Operating Expenses actually paid by Borrower for such period, minus
         (viii) Approved Third-Party Transportation, Gathering and Marketing Expenses actually paid by Borrower for such period, minus (ix) Approved Capital Expenditures actually paid by Borrower for such period, minus
         (x) Approved G&A Expenses, minus (xi) goods and services Tax, minus
         (xii) distributions permitted under Section 8.5, (xiii) minus, a cash reserve of less than or equal to $100,000 to be used for general corporate purposes as the Borrower sees fit from time to time, minus
         (xiv) any other amounts approved by Lender in its sole and absolute discretion.

         "Net Sales Proceeds" means the gross cash proceeds net of adjustments from the sale by Borrower of any of the Subject Interests, less the sum of the following expenses incurred in connection with such sale: normal and customary closing-related costs and expenses payable to unaffiliated third parties, such as Taxes (including ordinary and capital obligations incurred by Borrower attributable to such sale), escrow charges, title examination fees, reasonable legal fees and expenses incurred in connection with the sale, reasonable and customary brokerage commissions to third-parties and recording expenses (specifically excluding, however, any payments, commissions, fees or other amounts paid or payable to Borrower or any of its Affiliates or any other Obligor) payable in connection therewith by Borrower or any of its Affiliates as the seller thereunder.

         "Non-Consent Hydrocarbons" means those Hydrocarbons produced from a well during the applicable period of recoupment or reimbursement pursuant to a non-consent provision covering the relevant well or wells, which Hydrocarbons have been relinquished to the consenting party or participating party under the terms of such non-consent provision as the result of the election by Borrower not to participate in the particular operation.

         "Obligations" means all Loan Obligations and all other on-going obligations (monetary or otherwise) of Borrower and each other Person (other than Lender) arising under or in connection with the Loan Documents (including the Override Royalty Agreement and pursuant to
         Section 12.4 and 12.5).

         "Obligor" means Borrower or any other Person (other than Lender) obligated under any Loan Document.

         "Oil and Gas Leases" means all oil, gas, mineral and other leases and includes any subleases and assignments of operating rights.

         "Override" means an overriding royalty interest burdening and carved out of the Subject Interests granted pursuant to the Override Royalty Agreements.

         "Override Royalty Agreements" means, collectively, Override Royalty Agreement No. 1 and Override Royalty Agreement No. 2.

         "Override Royalty Agreement No. 1" means the Overriding Royalty Agreement executed and delivered pursuant to Section 5.3(a), substantially in the form of Exhibit "D", as it may be amended, supplemented, restated or otherwise modified from time to time.

         "Override Royalty Agreement No. 2" means the Override Royalty Agreement executed and delivered pursuant to Section 5.3(b), substantially in the form of Exhibit "E", as it may be amended, supplemented, restated or otherwise modified from time to time.

         "Override Hydrocarbons" means the Hydrocarbons conveyed to Lender pursuant to each Override Royalty Agreement.

         "Participant" has the meaning set forth in Section 12.15.

         "Parties" means the parties to this Agreement, and "Party" means any one of them.

         "Payment Date" means the fifth (5th) Business Day following the end of each calendar month (commencing February 7, 2002) or, if any such day is not a Business Day, the next succeeding Business Day.

         "Payout Amount" has the meaning set forth in the definition of "Cumulative Return on Total Funding".

         "Permitted Liens" means (i) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested diligently in good faith, (ii) Liens in connection with workers' compensation, unemployment insurance or other social security, pension plan or public liability obligations which are not delinquent or which are being contested diligently in good faith, (iii) operators', vendors', carriers', warehousemen's, repairmen's, builder's, mechanics', suppliers', workers', materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas Properties or statutory landlord's Liens, including lessee or operator obligations under Applicable Law related to the ownership, exploration and production of oil, gas and minerals on private or Crown lands or waters, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested diligently in good faith, provided the Persons entitled to the benefits of such Liens are not exercising remedies in respect thereof other than the making of demands or the giving or filing of notices required to perfect such Liens and are not suing for payment of the amounts secured thereby, (iv) Liens which (A) arise in the ordinary course of business under the Joint Operating Agreements, other operating agreements, gas balancing agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreement, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business, and (B) are for claims which either are not delinquent or which are being contested diligently in good faith, provided the Persons entitled to the benefits of such Liens are not exercising remedies in respect thereof other than the making of demands or the giving or filing of notices required to perfect such Liens, (v) Liens reserved in oil and gas mineral leases, agreements or created by statute, to secure royalty, net profits interests, bonus payments, rental payments or other payments out of or with respect to the production, transportation or processing of Hydrocarbons, which are in existence on the Effective Date or the date the Subject Interests are made subject to this Agreement, and which are reflected in Schedule I,
         (vi) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, (vii) defects or irregularities in title, and liens, charges or encumbrances, which are not such as to interfere materially with the development, operation or value of the Subject Interests and not such as materially to impair title thereto, (viii) encumbrances (other than to secure the payment of Indebtedness or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any Property which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by Borrower if any, or materially impair the value of such Property subject thereto; (ix) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, (x) those Liens consented to in writing by Lender, (xi) Liens securing payment of the Obligations granted pursuant to any Loan Document, (xii) Liens permitted by any other Loan Document, and (xiii) any Liens described on
         Item 1.1 ("Liens") of the Disclosure Schedule.

         "Person" means any natural person, corporation, partnership, company, firm, association, trust, Governmental Agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Possible Reserves" means those Hydrocarbon reserves that are not Proved Reserves and are speculative reserves estimated beyond Proved and Probable Reserves where geological and engineering data suggest the presence of additional reserves, but where the risk is relatively high.

         "Probable Reserves" means those Hydrocarbons reserves which are not Proved Reserves and which analysis of geological and engineering data suggests are more likely than not to be recoverable, but where some element of risk or insufficient data prevent classification as proved.

         "Production Sale Contracts" means contracts for the sale of Subject Hydrocarbons now in effect or hereafter entered into by Borrower with Lender's written consent.

         "Projected Income and Expense Attributable to the Subject Interests" means, with respect to the Subject Interests for any period, the sum of: (i) estimated future Net Cash Flow, discounted at 10% per annum, attributable to total Acceptable Proved Reserves for such period, minus
         (ii) estimated Direct Taxes for such period, minus (iii) estimated Existing Burdens for such period, including the overriding royalties granted pursuant to the Overriding Royalty Agreements, minus (iv) estimated Approved Lease Operating Expenses (which must reflect actual historical results for such period, minus (v) estimated Approved Third Party Transportation, Gathering and Marketing Expenses for such period, minus (vi) estimated Approved Capital Expenditures for such period, including, any anticipated plugging and abandoning costs. In connection with such calculation, pricing assumptions are net at the wellhead and are based on, (A) for volumes of oil and gas swapped or hedged with investment grade counter parties, the hedged price, and (B) for all other volumes, the forward New York Mercantile Exchange contract prices for oil and gas, less the basis adjustments for geographical and quality differentials. If a dispute arises concerning the inclusion of the Approved Lease Operating Expenses relating to workovers or other remedial capital expenses, Approved Independent Engineer will make a good faith determination if such are a predictable, prudent and ongoing expense(s) of Borrower, viewed as a whole (if the Approved Independent Engineer makes such good faith determination, then those expenses previously projected as "capital expenditures" will be included in Approved Lease Operating Expenses). All variables used to determine the Projected Income and Expense Attributable to Subject Interest shall be selected by Lender in its reasonable discretion.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Proposed Non-Subject Interest Undertaking" has the meaning set forth in Section 4.4.

         "Proposed Undertaking" has the meaning set forth in Section 4.3.

         "Proved Developed Non-Producing Reserves" means (i) those Proved Reserves expected to be produced from existing completion intervals in existing wells for which capacity is planned or available pursuant to an approved Development Plan, but due to pending pipeline connections or other mechanical or contractual requirements Hydrocarbon sales have not yet commenced, and (ii) other non-producing Proved Reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such Hydrocarbons available for production should be relatively small compared to the cost of a new well and for which capacity is planned or available pursuant to an approved Development Plan.

         "Proved Developed Producing Reserves" means those Proved Reserves which are recoverable from existing completion intervals in existing wells currently open and producing to market at the time of the estimate.

         "Proved Reserves" means those recoverable Hydrocarbons which have been proved to a high degree of certainty by reason of existing production, adequate testing, or in certain cases by adequate core data and other engineering and geologic information on zones which are present in existing wells or in known reservoirs which are recoverable under existing economic and operating conditions. Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when (i) successful testing by a pilot project or the operation of any installed program in that reservoir or one in the immediate area with similar rock and fluid properties provides support for the engineering analysis on which the project or program was based, and (ii) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after successful testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (A) pressure maintenance, (B) cycling, and
         (C) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

         "Proved Undeveloped Reserves" means those Proved Reserves which are expected to be recovered from (i) new wells on undrilled acreage, (ii) the deepening of existing wells where a relatively major expenditure is required for completion, or (iii) an existing well where a relatively large expenditure is required to recomplete an existing completion interval or install production or transportation facilities for a primary or improved recovery project. Proved Undeveloped Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.

         "Proven Reserves" means, collectively, Proved Reserves, Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, and Proved Undeveloped Reserves.

         "Refinancing Date" has the meaning set forth to it in Section 3.2.

         "Refinancing Period" means the period commencing on the Effective Date and ending at 6:00 p.m. (Calgary, Alberta) on June 20, 2002.

         "Refinancing Minimum Return" means an amount equal to (i) an amount expressed in Dollars which is a Cumulative Return on Total Funding of 17.5%, plus (ii) an amount equal to the present value (discounted at the rate of 10% per annum) of the Override Royalty Agreement No. 1 attributable to the Subject Properties (other than the Proved Developed Producing Reserves) which are included in the Development Plan in effect on the Refinancing Date (the "PV10"). The PV10 will be calculated as follows:

         (a) the reserve volumes will be the un-risked reserve volumes, operating expenses, taxes and other burdens, as calculated by Lender based on the Development Plan then in effect, provided that Lender may adjust reserve volumes of certain wells that are subject to the said Development Plan based on performance of wells previously completed as part of the Development Plan between the Effective Date and the Refinancing Date; and

         (b) the applicable commodity prices will be the NYMEX forward oil and gas price forecasts utilized by Lender at the time of the Refinancing Date adjusted to take into account actual processing, treating and other adjustments, plus the applicable forward basis differentials applicable to the pricing points provided by Lender to Borrower at the time of the Refinancing Date.

         "Reimbursable Expenses" means all expenses paid or incurred by Lender which consist of, or are incidental to (i) any production-related expense or production-related tax reasonably incurred by Lender in paying or performing any obligations on behalf of Borrower under any of the Loan Documents, (ii) any costs, expenses or other amounts reasonably incurred by Lender in paying or performing any obligations on behalf of Borrower under any of the Loan Documents, (iii) costs associated with cancellation of Borrower Hedging Agreements with Lender or any Affiliate of Lender, including brokers fees, exchange expenses, document expenses and related charges incurred by Lender as a result of contracts entered into during the term of this Agreement, (iv) the Indemnified Liabilities that become owing to any Indemnified Party under this Agreement which have not previously been paid by Borrower, and (v) the Tax Amount.

         "Release" means to release, spill, leak, pump, pour, emit, empty, discharge, migrate, inject, escape, leach, dispose, dump, abandon, deposit, seep, throw, place, exhaust, inoculate, inject, spray or to do a similar act.

         "Residual Hydrocarbons" means for any period of time the volume of all Hydrocarbons produced from the Subject Interests other than Override Hydrocarbons during the same period of time.

         "Risked NPV10" means, at any time, the calculation by Lender, in its sole and absolute discretion, using Lender's customary standards for evaluating reserves, of the present value of future cash flows (discounted at a nominal rate of ten percent (10%) per annum) from the Subject Interests, net of Existing Burdens, based upon the most recent Independent Reserve Report using Lender's customary standards for commodity prices, reserve risking, well and reserves concentration risk and limitations and Proved Developed Producing Reserves immaturity adjustment and which is adjusted from the date of the most recent Independent Reserve Report to the determination date for such calculation. In determining Risked NPV10, Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and Probable Reserves shall include only those reserves for which (i) capital improvements (as reflected in the most recent Independent Reserve Report) have been scheduled and which are reasonably expected to be available from either Lender or Net Cash Flow, as approved by Lender, and (ii) equipment and services are reasonably expected to be available.

         "Scheduled Payment" means, for any period, an amount equal to the greater of (i) the unpaid and accrued interest on the aggregate unpaid principal amount of the Loans or (ii) Net Cash Flow.

         "Stated Maturity Date" means December 20, 2007.

         "Subject Hydrocarbons" means all Hydrocarbons in and under, and which may be produced and saved from, and which shall accrue or be attributable to the Subject Interests and which are produced after the Effective Date (other than Lease Use Hydrocarbons and Non-Consent Hydrocarbons where Borrower is the non-consenting party) and shall be deemed to include the proceeds of such Hydrocarbons.

         "Subject Interests" means all right, title and interest of Borrower in and to the Subject Properties and the Initial Subject Interests. The term "Subject Interest", when used with reference to any particular Subject Interest, shall mean and include (i) such Subject Interest as the same may be enlarged or diminished by the provisions of any contract or other instrument described in Schedule I, or by the removal of any charges or encumbrances to which such Subject Interest is subject, (ii) any and all renewals, replacements and extensions of such Subject Interest, or other interests in the Hydrocarbons in, under and that may be produced from lands comprising a portion of the Subject Interests acquired by Borrower during the term hereof, (iii) all contracts supplemental to or amendatory of or in substitution for the contracts described above insofar as the same relate to such Subject Interest, and (iv) all rights, titles and interests accruing or attributable to such Subject Interest by virtue of its being included in any pooling or unit.

         "Subject Property" and "Subject Properties" means the (i) initial Subject Properties more particularly described in Schedule I, and (ii) any and all Oil and Gas Leases and leasehold working interests, net profits interests and production payments, including the Oil and Gas Leases and leasehold working interests, net profits interests, royalty interests, mineral interests and production payments described in
         Schedule I, together with all Hydrocarbons severed while Obligations continue to exist which are attributable to such leases and interests together with all of the valid Subject Hydrocarbons unitization and pooling agreements which are described in such Schedule I or which relate to any of the properties and interests described in such
         Schedule I, and (iii) all Properties in which Borrower acquires or purports to acquire an interest in any Acquisition, if any, to the extent such Acquisition is funded by Lender pursuant to the terms of this Agreement.

         "Subsidiary" means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person is a general partner, (iii) any limited liability company in which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person is a member or manager with ownership interest in excess of 50% of all outstanding ownership interests, or (iv) any other entity in which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person has an ownership interest in excess of 50% of all outstanding ownership interests.

         "Tax Amount" means an amount equal to the aggregate of all amounts, including interest and penalties, if any, relating thereto, paid by Lender in such month, and which have not been paid by Borrower pursuant to the provisions of this Agreement, on account of (i) Direct Taxes,
         (ii) any excise tax imposed on or assessed with respect to or measured by or charged against the Subject Hydrocarbons, or (iii) any sales or gross receipts taxes, which are imposed on Lender by any Governmental Agency in which any of the Subject Interests are located, and which are payable on account of Lender's Liens in the Subject Hydrocarbons, provided, however, that the Tax Amount shall not include any taxes associated with the handling, transportation, refining, purchase or sale of Subject Hydrocarbons after they have been delivered to the credit of Lender, nor any taxes which are imposed on Lender pursuant to the Income Tax Act (Canada).

         "Title Certificate" means a certificate substantially in the form of
Exhibit I.

         "Transportation Agreements" means any contract or agreement entered into from time to time by Borrower relating to the transportation of Hydrocarbons, as any such agreement or contract may be amended, supplemented, restated or otherwise modified from time to time.

         "Working Capital" means, at any time and determined in accordance with GAAP, the excess of (i) consolidated current assets of Borrower, minus
         (ii) consolidated current liabilities of Borrower.

1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Loan Request, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Recital, Article or Section are references to such Recital, Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Recital, Article, Section or definition to any clause are references to such clause of such Recital, Article, Section or definition.

1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP, consistently applied, which were applied in the preparation of the financial statements referred to in Section 6.6.

1.5 Statutes, Regulations and Rules. Any reference in the Loan Documents to all or any section or paragraph or any other subdivision of any Applicable Law will, unless otherwise expressly stated, be a reference to that Applicable Law or the relevant section or paragraph or other subdivision thereof, as such Applicable Law may be amended, substituted, replaced or re-enacted from time to time.

1.6 Monetary References. Whenever an amount of money is referred to in the Loan Documents, such amount will, unless otherwise expressly stated, be in Canadian Dollars.

1.7 Schedules and Exhibits. The following are the Schedules and Exhibits which form part of this Agreement:

         Schedule I          -      Description of Subject Interests
         Schedule II         -      Use of Proceeds
         Schedule III        -      Insurance Requirements
         Schedule IV         -      Disclosure Schedule
         Schedule V          -      Pension Plans
         Schedule VI         -      List of Transportation Agreement and Joint
                                    Operating Agreements

         Schedule VII        -      Financing Lease Arrangements
         Schedule VIII       -      Title Deficiencies

         Exhibit A           -      Form of Loan Request
         Exhibit B           -      Form of Opinion of Borrower's Counsel
         Exhibit C-1         -      Form of Debenture
         Exhibit C-2         -      Form of Debenture Pledge Agreement
         Exhibit D           -      Form of Override Royalty Agreement No. 1
         Exhibit E           -      Form of Overriding Royalty Agreement No. 2
         Exhibit F           -      Form of ISDA Master Agreement
         Exhibit G           -      Development Plan
         Exhibit H           -      Form of Environmental Certificate
         Exhibit I           -      Form of Title Certificate

                                   Article 2
                         COMMITMENT AND LOAN PROCEDURES

2.1 Commitment. From time to time on any Business Day occurring prior to the Commitment Termination Date on the terms and subject to the conditions of this Agreement upon delivery of a Loan Request by Borrower to Lender, Lender, in its sole and absolute discretion, may make loans (the "Loans") to Borrower equal to the aggregate amount of the Loan requested by Borrower to be made on such day; provided, however, that if no Default or Event of Default has occurred and is continuing, Lender agrees to make Loans in the amount requested by Borrower to be made on such date in the aggregate amount for all Loans up to the Commitment Amount. The commitment of Lender described in this
         Section 2.1 is herein referred to as its "Commitment". Lender shall not be required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans would exceed the Commitment Amount. Borrower may not borrow, repay and reborrow Loans.

2.2 Maximum Commitment Amount and Commitment Amount The Maximum Commitment Amount is subject to reduction from time to time pursuant to this
         Section 2.2. The Commitment Amount is subject to increase or reduction from time to time pursuant to this Section 2.2.

(a)      Optional Increase or Reduction:
         -------------------------------

         (i) Borrower may, from time to time on any Business Day after December 20, 2002, voluntarily reduce the Commitment Amount and/or the Maximum Commitment Amount; provided, however, that all such reductions shall require at least 3 Business Days' prior notice to Lender and be permanent, and any partial reduction of either the Commitment Amount or the Maximum Commitment Amount shall be in a minimum amount of $500,000 and in an integral multiple of $100,000.

         (ii) Lender, in its sole and absolute discretion, may, from time to time after giving Borrower 30 days prior written notice, increase or reduce the Commitment Amount; provided, however, that there shall be no reductions in the Commitment Amount if such amount is a contemplated expenditure pursuant to an approved Development Plan; provided, further, that the Commitment Amount may never exceed the Maximum Commitment Amount and, if as a result of a reduction in the Maximum Commitment Amount the Commitment Amount exceeds the Maximum Commitment Amount at any time, the Commitment Amount shall automatically be reduced to an amount equal to the Maximum Commitment Amount; and provided further, that the Commitment Amount may never be reduced to an amount which is less than the amount of outstanding Loans.

         (b) Mandatory Reduction. Notwithstanding any other provision of the Loan Documents to the contrary, the Commitment Amount and the Maximum Commitment Amount each shall, without any further action, automatically and permanently be reduced to zero ($0) on the Commitment Termination Date.

2.3 Loan Procedure. By delivering a Loan Request to Lender on or before 11:00 a.m., Calgary, Alberta time, on a Business Day, Borrower may from time to time irrevocably request, on not less than 3 nor more than 5 Business Days' notice, that a Loan be made in a minimum amount of $100,000, and in an integral multiple of $100,000 or in the unused amount of the Commitment or in such other amount as agreed to by Lender, in its sole discretion. On the terms and subject to the conditions of this Agreement, each Loan shall be made on the Business Day specified in such Loan Request. Lender shall make funds in an amount equal to the requested Loan available to Borrower by wire transfer or account entry to the Collateral Account or, subject to Lender's consent, to such other account specified in the Loan Request, on or before 1:00 p.m., Calgary, Alberta time, on such Business Day.

2.4 Records. The Lender will maintain records, in written or electronic form, evidencing all Loans and all other Indebtedness owing by Borrower to Lender hereunder and under the other Loan Documents. Lender will enter in such records details of all amounts from time to time owing, paid or prepaid by Borrower to it hereunder. The information entered in such records will constitute prima facie evidence of such Loans and Indebtedness of Borrower to Lender hereunder.

                                   Article 3
                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.1      Repayments and Prepayments

(a) Borrower shall unconditionally and irrevocably repay in full the unpaid principal amount of each Loan and unpaid interest on such Loans on the Stated Maturity Date. Prior thereto, Borrower:

         (i) may, from time to time on any Business Day after December 20, 2002, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that all such voluntary prepayments shall require at least 3 but no more than 5 Business Days' prior written notice to Lender, and provided, further, however, that Borrower may make a voluntary prepayment as required by Sections 7.5 and 9.2(a)(iv) at any time;

         (ii) shall, on the date of any sale of all or a portion of the Subject Interests, make a mandatory prepayment in the amount of the Net Sales Proceeds from such sale of the Subject Interests;

         (iii) shall, on each Payment Date, unless otherwise consented to by Lender in writing, make a mandatory repayment in the amount of Borrower's Net Cash Flow for the month prior to such Payment Date;

         (iv) shall, on each date when any reduction in the Commitment Amount or the Maximum Commitment Amount shall become effective, make a mandatory repayment of all Loans equal to the excess, if any, of the aggregate outstanding principal amount of all Loans at such time over the Commitment Amount as so reduced; and

         (v) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 9.2, repay all Loans, unless only a portion of all Loans is so accelerated.

(b) Each prepayment of any Loans made pursuant to Section 3.1(a) shall be without premium or penalty. All prepayments received by Lender pursuant hereto shall be applied (i) if received by Lender prior to 12:00 p.m.
         (noon), Calgary, Alberta time, on a Business Day, immediately on such Business Day and (ii) if received by Lender after 12:00 p.m. (noon), Calgary, Alberta time, on a Business Day, immediately on the first Business Day thereafter as follows:

         (i) to the payment and satisfaction of all costs and expenses reasonably incurred in connection with the collection of such payments and proceeds;

         (ii) to the payment of any accrued interest and fees on the Loans pursuant to this Agreement and each other Loan Document; and

         (iii) to the payment of the outstanding principal under the Loans outstanding hereunder.

3.2 Refinancing. Notwithstanding Section 3.1, if Borrower pays to Lender the Payout Amount at any time during the Refinancing Period (the "Refinancing Date"), then Borrower shall pay to Lender, on or prior to the end of the Refinancing Period, (which amount while outstanding shall be secured by the security granted pursuant to Section 5.4) the Refinancing Minimum Return.

         If Borrower pays the Payout Amount to Lender during the Refinancing Period, such payment shall be made free of any prepayment penalty which Lender may incur by virtue of the Payout Amount being made.

3.3      Interest Provisions.
         -------------------

         (a) Interest on the outstanding principal amount of Loans shall accrue daily at the Interest Rate. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after an Event of Default, or after any other monetary Obligation of Borrower shall have become due and payable, Borrower shall pay, but only to the extent permitted by Applicable Law, interest (after as well as before judgment) on such amounts at a rate per annum equal to fifteen percent (15%) ("Default Rate"); provided, that once all such amounts and accrued interest thereon are unconditionally and irrevocably paid in full, interest shall accrue at the Interest Rate.

         (b) Interest accrued on each Loan shall be payable, without duplication, (i) on the Stated Maturity Date therefor, (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; (iii) on each Payment Date occurring after the Effective Date; and (iv) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 9.2, immediately upon such acceleration. Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         (c) For the purposes of the Interest Act (Canada) and all other Applicable Law which may hereafter regulate the calculation or computation of interest on borrowed funds, the annual rates of interest and fees applicable to Loans are the rates as determined hereunder multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 365.

3.4      Collateral Account.
         ------------------

         (a) Borrower shall cause all Hydrocarbon Proceeds to be delivered to an account designated in writing by Lender from time to time (the "Collateral Account") which is to be maintained by

                  Lender and is in all respects satisfactory to Lender. No funds, other than Hydrocarbon Proceeds and amounts from any Loans, will be paid to the Collateral Account. If, however, funds other than Hydrocarbon Proceeds are deposited into the Collateral Account, Lender will pay such other funds to Persons that Borrower directs Lender to pay in writing. Borrower agrees not to open any new Collateral Account or similar account, or take any action to terminate the existing Collateral Account, without the prior written consent of Lender. All Hydrocarbon Proceeds received by Borrower shall be delivered in kind to Lender for deposit into the Collateral Account and Borrower shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such proceeds in express trust for the benefit of Lender until delivery thereof is made to the Collateral Account.

         (b) No more than 2 times a month, Borrower may request in writing (a "Disbursement Request"), delivered three (3) Business Days prior to the date of any requested disbursement and executed by an Authorized Officer, that Lender reimburse Borrower or disburse directly to Borrower, as appropriate, out of funds in the Collateral Account, (i) Direct Taxes for such period, (ii) Existing Burdens for such period, (iii) Cash Flow from Override for such period (provided that such amounts will be paid directly to Lender), (iv) interest on the Loans accrued at the Interest Rate or, if applicable, the Default Rate during such period, (provided that such amounts will be paid directly to Lender) (v) all Obligations under the Loan Documents related to the enforcement and maintenance of the Loan Documents, (provided that such amounts will be paid directly to Lender) (vi) all unpaid Scheduled Payments, (provided that such amounts will be paid directly to Lender)
                  (vii) Approved Lease Operating Expenses due for such period, provided that if any material Default or any Event of Default has occurred and is continuing, then only Approved Lease Operating Expenses actually paid by Borrower for such period,
                  (viii) Approved Third-Party Transportation, Gathering and Marketing Expenses due for such period, provided that if any material Default or any Event of Default has occurred and is continuing, then only Approved Third-Party Transportation, Gathering and Marketing Expenses actually paid by Borrower for such period, (ix) Approved Capital Expenditures due for such period, provided that if any material Default or any Event of Default has occurred and is continuing, then only Approved Capital Expenditures actually paid by Borrower for such period, (x) Approved G&A Expenses due for such period, provided that if any material Default or any Event of Default has occurred and is continuing, then only Approved G&A Expenses actually paid by Borrower for such period, (xi) goods and services Taxes, (xii) cash reserves at no time exceeding $100,000 to be used by Borrower for general corporate purposes and (xiii) any other amounts approved by Lender in its sole and absolute discretion. Such Disbursement Request shall set forth in detail the calculation of each such item requested to be paid and shall otherwise contain any information required pursuant to this Section 3.4(b). Lender shall be protected in all instances in paying the foregoing amounts based upon such Disbursement Request without any need whatsoever to independently verify such requested amounts. In addition if any material Default or any Event of Default has occurred and is continuing, and notwithstanding the information provided by Borrower, Lender shall have the right (it being hereby agreed that Lender is not obligated to make such payment, is not responsible to Borrower or any other Person for making or failing to make any such payment and is not responsible for seeing to the application of any such payment) to apply any amount, in its sole discretion, from time to time in the Collateral Account to the payment of any of the previously specified payment items in the priority order in which such specified payment items are listed.

         (c) After receipt of a Disbursement Request meeting the requirements of Section 3.3(b) by Borrower setting forth in reasonable detail the proposed use of such funds and provided that no material Default or Event of Default has occurred and is continuing, Lender shall transfer to an account designated by Borrower on the requested date for such disbursement (which date must be at least three (3) Business Days after receipt by Lender of the Disbursement Request) any or all of the funds in the Collateral Account. Borrower hereby authorizes Lender in Lender's sole discretion, to pay amounts either to Borrower or to the applicable vendors or other payees directly. Upon submission of a Disbursement Request relating to Approved Lease Operating Expenses, Approved Third-Party Transportation, Gathering and Marketing Expenses and Approved Capital Expenditures, and upon Lender's satisfaction, in its sole discretion, that such requested disbursement is to be made in satisfaction of an Approved Lease Operating Expenses, Approved Third-Party Transportation, Gathering and Marketing Expenses or Approved Capital Expenditures or Approved G&A Expenses, and subject to the other provisions hereof and in accordance with Applicable Laws, and provided that no material Default or Event of Default has occurred and is continuing, Lender shall make the disbursement subject to the conditions in this Agreement and the order of priority set forth in the second paragraph of this Section providing that the foregoing shall not be required. Lender shall have no obligation to make any payment from the Collateral Account in respect of any amount provided in this Section to the extent there are not sufficient funds in the Collateral Account to make any such payment.

3.5 Closing Fee.Borrower agrees to pay to Lender on the Effective Date a non-refundable closing fee in an amount equal to $75,000.

3.6 Engineering Fee. For so long as the Commitment is outstanding, Borrower agrees to pay to Lender on January 1 of each calendar year (commencing January 1, 2002) a non-refundable annual engineering fee in an amount equal to $20,000.

                                   Article 4
                           TAXES AND OTHER PROVISIONS

4.1 Payments, Computations, etc. All payments to be made to Lender by Borrower pursuant to this Agreement or any other Loan Document shall be made by Borrower to Lender, without setoff, deduction or counterclaim (except as may be required by Applicable Law), not later than 12:00 p.m., Calgary, Alberta time, on the date due, in same day or immediately available funds, to such account as Lender shall specify from time to time by notice to Borrower. Funds received after that time shall be deemed to have been received by Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 365 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

4.2 Setoff. In addition to any rights and remedies of Lender provided by Applicable Law, if a Default or an Event of Default has occurred and is continuing or the Obligations have been accelerated, Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender or any of its Affiliates, including, amounts pursuant to any preferential right to purchase or market Subject Hydrocarbons and any Borrower Hedging Agreements against any and all Obligations owing to Lender and any of its Affiliates, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured, and, as security for such Obligations, Borrower hereby grants to Lender and any of its Affiliates a continuing security interest in, any and all balances, credits, deposits or moneys of Borrower then or thereafter maintained with Lender. Lender agrees promptly to notify Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender and its Affiliates under this Section 4.2 are in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which Lender and its Affiliates may have.

4.3 Right of First Refusal - Proposed Undertakings. This Section 4.3 shall be in full force and effect until the termination of the Commitment under this Agreement and the full and final satisfaction in cash of all outstanding Obligations.

         (a) In the event that Borrower or any of its Subsidiaries intends to obtain any financing for the purpose of exploring, developing and producing Hydrocarbons from any Property located within the Subject Interests (other than the Initial Drilling Program) which is (i) in conformity with existing field spacing rules, (ii) in compliance with the requirements of Section 8.12, and (iii) which is not given more than a nominal value in the current calculation of the Risked NPV10 (such proposed exploration, development and production undertaking herein called the "Proposed Undertaking") and prior to Borrower, or any such Subsidiary, approaching any other Person with respect to such Proposed Undertaking, Borrower first shall provide Lender with notice of its or its Subsidiary's intent to enter into such Proposed Undertaking, together with information relating to the terms, conditions, feasibility and economics of such Proposed Undertaking, including an outline of the acreage and proposed leases for the Proposed Undertaking, geological and engineering studies and cost estimates, as well as any other information or data which Lender may reasonably request in order for Lender to adequately evaluate whether Lender would be willing to make a Loan to finance such Proposed Undertaking.

         (b) Lender shall have the option to make a Loan to finance the Proposed Undertaking (the "Additional Development Program Option") which shall be subject to all of the same terms and conditions (including the Cash Flow from Override) as the then current Subject Interests. Lender shall then have a period of no less than 30 days after the delivery of such notice and all such information and data in order to determine whether Lender shall make a Loan to finance, in whole or in part, such Proposed Undertaking and the amount of such Loan. As soon as Lender reaches its decision, but no later than the end of such period, Lender shall inform Borrower or its Subsidiary, as applicable, whether it will participate in such Proposed Undertaking. Lender shall have no obligation to fund any Proposed Undertaking and may choose to fund (or not to fund) any Proposed Undertaking without limiting its Additional Development Program Option with respect to any future Proposed Undertakings.

(c) If, and only if, Lender declines to finance such Proposed Undertaking, Borrower or its Subsidiary, as applicable, shall be permitted to approach other Persons with respect to such Proposed Undertaking, provided that the Proposed Undertaking offered to such other Persons be on economic terms substantially similar to those offered to Lender.

         (d) In the event that another Person is willing to fund such Proposed Undertaking pursuant to economic terms which are not more onerous to Borrower or its Subsidiary, as applicable, than the economic terms offered by Lender for such Proposed Undertaking, then upon delivery of written evidence to Lender, in form and substance acceptable to Lender, in its reasonable discretion, of the funding by such Person of the Proposed Undertaking, Lender shall release its Liens and reconvey its Override on that portion, and only that portion, of the Subject Interests covered by such Proposed Undertaking and permit Borrower or its Subsidiary, as applicable, to commence the Proposed Undertaking. In the event that such Proposed Undertaking is not commenced as set forth in the preceding sentence within a reasonable period of time (not to exceed 180 days from receiving notice under Section 4.3(a) and such reasonable additional period as may be required in order to obtain any required Approval or access to commence the conduct of such operation), then upon fifteen (15) days prior notice from Lender to Borrower and failure to convene the operations by that time, that portion of the Subject Interests covered by such Proposed Undertaking shall immediately be subjected to first priority, perfected Liens (subject to Permitted Liens) in favor of Lender, including amendments to the Debenture as may be required by Lender covering such portion of the Subject Interests covered by the Proposed Undertaking and granting to Lender the Override on such Properties.

         (e) Borrower acknowledges, and agrees to cause each of its Subsidiaries to acknowledge, that the granting of this right of first refusal was a material condition and consideration for the extension of the Commitment and that Lender would not have extended the Commitment except for the granting of this right of first refusal with respect to Proposed Undertakings.

4.4      Right of First Refusal-Proposed Non-Subject Interest Undertaking. This
         Section 4.4 shall be in full force and effect until the termination of the Commitment under this Agreement and the full and final satisfaction in cash of all outstanding Loan Obligations.

         (a) In the event that Borrower or any of its Subsidiaries, if any, intend to obtain any financing for the purpose of acquiring, exploring, developing, producing or marketing Hydrocarbons for any Property not located within the Subject Interests (such proposed undertaking the "Proposed Non-Subject Interest Undertaking") and prior to Borrower or such Subsidiary approaching any other Person with respect to such Proposed Non-Subject Interest Undertaking of Borrower or such Subsidiary first shall provide Lender with notice of its intent to enter into such Proposed Non-Subject Interest Undertaking, together with information relating to the terms, conditions, feasibility and economics of such Proposed Non-Subject Interest Undertaking, including, geological and engineering studies and cost estimates, as well as any other information or data which Lender may reasonably request in order for Lender to adequately evaluate whether Lender would be willing to make a Loan to finance such Proposed Non-Subject Interest Undertaking.

         (b) Lender shall have an option to make a Loan to finance such Proposed Non-Subject Interest Undertaking. Lender shall then have a period of no less than thirty (30) days after the delivery of such notice and all such information and data in order to determine whether Lender shall make a Loan to finance, in whole or in part, such Proposed Non-Subject Interest Undertaking and the amount of such Loan. Borrower agrees, and agrees to cause each of its Subsidiaries to agree, to enter into good faith negotiations with Lender with respect to mutually agreeable terms and conditions for the financing of such Proposed Non-Subject Interest Undertaking. As soon as Lender reaches its decision, but no later than the end of such period, Lender shall inform Borrower or such Subsidiary whether it chooses to participate in such Proposed Non-Subject Interest Undertaking. Lender shall have no obligation to fund any Proposed Non-Subject Interest Undertaking under this right of first refusal and may choose to fund (or not to fund) any Proposed Non-Subject Interest Undertaking without limiting its right of first refusal with respect to any future Proposed Non-Subject Interest Undertakings.

         (c) If Lender declines to finance such Proposed Non-Subject Interest Undertaking, Borrower or such Subsidiary shall be permitted to approach other Persons with respect to such Proposed Non-Subject Interest Undertaking. Lender agrees to provide Borrower with no interest letters and releases, in form satisfactory to Lender and Borrower, in respect of such Proposal Non-Subject Interest Undertakings if required.

         (d) Borrower acknowledges, and agrees to cause each of its Subsidiaries to covenant and acknowledge, that the granting of this right of first refusal was a material condition and consideration for the extension of the Commitment and that Lender would not have extended the Commitment except for the granting of this right of first refusal.

4.5      Use of Proceeds.


         (a) Borrower shall apply the proceeds of the initial Loan (i) up to $27,000,000 to repay in full existing Indebtedness of Borrower to Canadian Imperial Bank of Commerce howsoever arising, (ii) up to $40,000,000 minus the amount actually drawn to repay Canadian Imperial Bank of Commerce pursuant to clause (i) above for working capital and general corporate purposes, including distributions to Abraxas Petroleum Corporation and (iii) up to $85,000,000 to finance the drilling of wells and related activities such as land, seismic and infrastructure pertaining to existing and newly-acquired Properties as set forth in the Development Plan.

(b) Borrower shall apply the proceeds of each Loan after the initial Loan (i) to develop the Subject Interests in accordance with the Development Plan, (ii) for general business purposes and working capital purposes of Borrower consistent with the Development Plan, (iii) to pay costs, fees and expenses associated with the closing of this Agreement,
                  (iv) to pay interest accrued in connection with the Loan Documents, and (v) in accordance with Schedule II.

                                   Article 5
                               CONDITIONS TO LOANS

5.1 Initial Loan. The obligation of Lender to fund any Loan hereunder shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article 5.

5.2 Resolutions, etc. Lender shall have received from Borrower and each of its Subsidiaries, if any, a certificate, dated the date of the initial Loan, of its Secretary or Assistant Secretary, as applicable, as to (i) resolutions of its directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it; (ii) its Constating Documents, (iii) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document executed by it, upon which certificate Lender may conclusively rely until it shall have received a further certificate of one of its officer canceling or amending such prior certificate, and (iv) that Borrower and all of its Subsidiaries, if any, are in compliance with all of the covenants and agreements contained in this Agreement or any other Loan Document. Lender shall have received from Borrower and each of its Subsidiaries, if any, certificates of existence and good standing provided by the appropriate governmental officer in its jurisdiction of incorporation or formation and, in the case of certificates of good standing, in each jurisdiction in which its business is conducted.

5.3      Override Royalty Agreement. Lender shall have received counterparts of
         (a) the Override Royalty Agreement No. 1 dated as of the date hereof, duly executed by Borrower, and (b) the Override Royalty Agreement No. 2 dated as of the date hereof, which shall at all times be subject to
         Article 10.

5.4 Security. As security for the present and future Indebtedness of Borrower to Lender (and for the purpose of Hedging Obligations, to any Affiliate of Lender), Lender shall have received counterparts of the following documents, each dated as of the date hereof, duly executed by
         Borrower:

         (a) a demand Debenture in the amount of $200,000,000 from Borrower, together with a Debenture Pledge Agreement in respect thereof, providing for a first priority Lien in all of Borrower's present and after-acquired Property, a notice of which is to be registered in all appropriate jurisdictions;

         (b) when requested by Lender such documents and instruments providing a fixed and specific Lien in accordance with the provisions of the this Agreement and the other Loan Documents; and

         (c) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the above-noted security documents in such offices in Canada or any province thereof as may be necessary or, in the reasonable opinion of Lender, desirable effectively to create a valid and perfected Lien (subject to Permitted Liens) against the Properties purported to be covered thereby.

5.5 Release and Discharge Lender shall have received executed copies of statements, if any, necessary to release and discharge of all Liens and other rights of any Person, including Canadian Imperial Bank of Commerce, in any Property described in the Debenture (other than Permitted Liens).

5.6 After-Acquired Property. All Property acquired by or on behalf of Borrower or any of its Subsidiaries, if any, after the date of execution of the security documents listed in Section 5.4 which forms part of the Property of Borrower or any of its Subsidiaries, if any, will be subject to the Liens constituted by the security documents listed in Section 5.4 without any further conveyance, mortgage, pledge, charge, assignment or other act on the part of the Parties.

5.7 Memorandum of Purchase Contracts. Lender shall have received any requested memorandum of agreement relating to the purchase of Hydrocarbons attributable to the Subject Interests executed by Borrower, in form and substance satisfactory to Lender in its sole discretion.

5.8 Opinion of Counsel. Lender shall have received an opinion dated the date hereof and addressed to Lender and its counsel from counsel to Borrower, substantially in the form of Exhibit C.

5.9 Certified Copy of Farmout Amending Agreement. Lender shall have received a certified copy of an amending agreement dated on or before December 20, 2001 between Borrower and Canadian Abraxas Petroleum Ltd., amending the Farmout Agreement between the same parties dated July 31, 2001, in form and substance satisfactory to Lender.

5.10 Development Plan and Schedules. Lender shall have received (i) a Development Plan covering the Subject Interests in substance acceptable to Lender, (ii) a description of Initial Subject Interests, in form and substance acceptable to Lender in its sole discretion, and (iii) a "Use of Proceeds" schedule, in form and substance acceptable to Lender in its sole discretion.

5.11 Evidence of Insurance. Lender shall have received certificates of insurance satisfactory to it evidencing the existence of all insurance required to be maintained by Borrower and its Subsidiaries, if any, as applicable, by this Agreement and the other Loan Documents, which insurance, in each case, shall list Lender as "additional insured" and "sole loss payee with respect to first party claims" and be satisfactory to Lender in all respects in its sole discretion. The deductible of each such insurance policy shall be in an amount not to exceed $25,000 per occurrence.

5.12 Approvals. Borrower shall have obtained all necessary Approvals from all Governmental Agencies and from any other Persons relating to the Initial Subject Interests and the related Subject Hydrocarbons or pertaining to the Loan Documents, in form and substance satisfactory to Lender in its sole discretion. Lender shall have received copies of all such Approvals and such Approvals shall be in full force and effect on the Effective Date, and Lender shall have received a certificate to that effect signed by an Authorized Officer of Borrower.

5.13 Compliance with Loan Documents. Borrower shall have performed all agreements and covenants required by this Agreement and by the other Loan Documents to be performed by Borrower, and all representations and warranties herein and in the other Loan Documents made by Borrower, or any other Obligor shall be true and correct as of the Effective Date, and Lender shall have received a certificate to that effect signed by an Authorized Officer of Borrower.

5.14 No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date either before or after giving effect to this Agreement and the other Loan Documents, and Lender shall have received a certificate to that effect from an Authorized Officer of Borrower.

5.15 Engineering. Lender shall have received an Independent Reserve Report for the Subject Interests dated as of January 1, 2001, in form and substance, and with conclusions, satisfactory to Lender, and, since the date of such report, there has been no material change in respect thereof. Lender also shall have received all requested information regarding the past operating results of the Subject Interests, the current operation of the Subject Interests, Borrower's internal accounting, engineering and production monitoring system, projections of future operating results and the basis for such projections and all other reasonably requested information, all in form, substance and, if applicable, with conclusions, satisfactory to Lender, in its sole discretion.

5.16 Environmental. Lender shall have received an environmental review, including environmental reports (each report to be prepared by a reputable independent consultant acceptable to Lender), relating to all or any part of the Subject Interests, each in form and substance, and with conclusions satisfactory to Lender in its sole discretion, and since the date of such review, there has been no material change in respect thereof. Lender shall have also received an Environmental Certificate.

5.17     Officer's Certificate.  Lender shall have received a Title Certificate.

5.18 Release of Liens. Lender shall have received evidence, in form and substance satisfactory to Lender, in its sole discretion, of the release of any and all Liens (other than Permitted Liens) to the extent either (i) filed of record or (ii) Borrower has Knowledge of any such Liens, including, mechanic's liens, materialmen's liens and other similar liens or encumbrances, which encumber the Subject Interests.

5.19 Closing Fees, Expenses, etc. Lender shall have received all fees, costs and expenses due and payable pursuant to Section 3.5 or otherwise and all amounts invoiced pursuant to Section 12.3.

5.20 ISDA Master Agreement. Borrower shall have entered into the ISDA Master Agreement.

5.21 Documents. Lender shall have received a list of each Transportation Agreement to be attached to this Agreement as Schedule VI and Borrower shall provide access to Lender, upon request by Lender, to all other documents evidencing assignment of all Oil and Gas Leases, all right, title and interest in and to the Transportation Agreements, and all other interests represented by Borrower to be part of the Subject Interests.

5.22 Other Legal Matters. All legal matters in connection with the title to the Subject Interests and the Subject Hydrocarbons shall be approved by Lender, and there shall have been furnished to Lender by Borrower at Borrower's expense, such title opinions, agreements, other opinions of counsel, and other records and information, including, evidence of any ratification documents, participation agreements, letter of understanding from any interest owner, as it may reasonably have requested for that purpose, in form and substance satisfactory to Lender, in its sole discretion.

5.23 All Loans. The obligation of Lender to fund any Loan on the occasion of any Loan (including the initial Loan) shall be subject to the satisfaction of each of the conditions precedent set forth in this
         Section 5.23.

         (a) Compliance with Warranties, No Default, etc. Both before and after giving effect to any Loan the following statements shall be true and correct: (i) the representations and warranties set forth in Article 6 (excluding, however, those contained in Section 6.8) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (ii) except as disclosed by Borrower to Lender pursuant to Section 6.9 (A) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the Knowledge of Borrower, threatened against Borrower which might materially adversely affect Borrower's consolidated business, operations, assets, revenues, properties or prospects or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document, and (B) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.9 which might materially adversely affect the consolidated businesses, operations, assets, revenues, properties or prospects of Borrower; and (iii) no Default or Event of Default shall have then occurred and be continuing, and the Borrower shall not then be in material violation of any Applicable Law.

         (b) Loan Request. Lender shall have received a Loan Request for such Loan in accordance with Section 2.3. Each of the delivery of a Loan Request and the acceptance by Borrower of the proceeds of such Loan shall constitute a representation and warranty by Borrower that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the statements made in Section 5.23(a) are true and correct. A Loan Request, when given by Borrower, will be irrevocable and will oblige Borrower to take the action contemplated herein and therein on the date specified therein.

         (c) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Borrower shall be satisfactory in form and substance to Lender; Lender and its counsel shall have received all information, Approvals, opinions, documents or instruments as Lender may reasonably request.

                                   Article 6
                         REPRESENTATIONS AND WARRANTIES

6.1 Representations. In order to induce Lender to enter into this Agreement and to make Loans hereunder, Borrower represents and warrants unto Lender as set forth in this Article 6.

6.2 Organization. Borrower is a corporation validly organized and existing under the laws of the Province of Alberta, is duly qualified to do business and is as an extra-provincial corporation in each jurisdiction where the nature of its business requires such qualification, including British Columbia and the Northwest Territories and has full power and authority and holds all requisite Approvals to enter into and perform its Obligations under this Agreement, and each other Loan Document to which each is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

6.3 Due Authorization, Non-Contravention, etc. Borrower has the full legal power, right and capacity to enter into and perform this Agreement and the other Loan Documents and to sell and convey the Override. Borrower has the full legal power, right and capacity to enter into and perform the Loan Documents. The execution, delivery and performance by Borrower of this Agreement and each other Loan Document executed or to be executed by it are within Borrower's corporate powers, have been duly authorized by all necessary action, and do not (i) contravene Borrower's Constating Documents, (ii) contravene or result in any violation of or default under any Applicable Law or any material contract to which Borrower is a party or any material restriction, court decree or order, in each case binding on or affecting Borrower or any Properties, businesses, assets or revenues of Borrower; or (iii) result in, or require the creation or imposition of, any Lien on (except for the Liens created by the Loan Documents) any of Borrower's Properties, businesses, assets or revenues.

6.4 Government Approval, Regulation, etc. No authorization or Approval or other action by, and no notice to or filing with, any Governmental Agency or other Person is required to be obtained by Borrower for the due execution, delivery or performance by Borrower of this Agreement or any other Loan Document. Borrower does not conduct any business, or derive any revenues from any operations, outside the Provinces of Alberta and British Columbia or the Northwest Territories. Borrower does not have any business related to, or derive any revenue from, the production or marketing of Hydrocarbons outside the Provinces of Alberta and British Columbia or the Northwest Territories.

6.5 Validity, etc. This Agreement and each other Loan Document executed by Borrower constitute, the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, in each case subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

6.6 Financial Information. The financial statements of Borrower and Abraxas Petroleum Corporation and any related statements of earnings and cash flow, copies of which have been furnished to Lender, including the information furnished to Lender have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

6.7 No Material Adverse Change. Since the date of the financial statements described in Section 6.6, there has been no material adverse change in the financial condition, operations, business, Properties or prospects of either Borrower or its Subsidiaries, taken as a whole.

6.8 Litigation, Labor Controversies, etc. There is no pending or, to the Knowledge of Borrower, threatened litigation, action, proceeding or labor controversy affecting Borrower or any of its Subsidiaries or any of their respective Properties, businesses, assets or revenues, or the Subject Interests, which may materially adversely affect the financial condition, operations, assets, business, properties or prospects of Borrower or such Subsidiary or the Subject Interests or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document, except as disclosed in the Disclosure

         Schedule.

6.9      Subsidiaries. Borrower has no Subsidiaries.

6.10 Borrower's Shares. All of the issued and outstanding shares of Borrower are legally and beneficially directly or indirectly owned by Abraxas Petroleum Corporation.

6.11 Subject Interests. The descriptions attached to Schedule I completely and correctly describe the Subject Interests. The representations and warranties of Borrower in the Override Royalty Agreement are true and correct in all respects as of the dates made or deemed made, and as of the Effective Date, Borrower's ownership of the Subject Interests entitles Borrower and such Subsidiary to a share of all Hydrocarbons produced from or attributable to the Oil and Gas Leases located on or under any of the lands described in Schedule I, and of the proceeds of such production, after giving effect to and/or deducting all applicable royalties, overriding royalties and other burdens or payments out of production (except the Override), which is not less than the respective net revenue interests identified on Schedule I and obligates Borrower to pay a share of all costs of operation and development of such Oil and Gas Leases which is not greater than the respective working interests identified on Schedule I. Borrower has good and marketable title to its Properties (including all Subject Interests) free and clear of all Liens, except for Permitted Liens. The Override Royalty Agreement will assign to Lender good and marketable title to the Override, free and clear of any Lien, except for Permitted Liens. Each lease and other interest in the Subject Interests and the Override is valid and in full force and effect, all ad valorem taxes, rentals, royalties and other amounts in respect thereof which are due, or have become due, have been paid and no default has occurred in respect of any such lease or interest which would have a material adverse effect on the Override. The Subject Interests are not subject to any tax or common law partnership, other than Permitted Liens. Borrower is the legal and beneficial owner of the right, title and interest to the Subject Interests more fully described on Schedule I.

6.12 Oil and Gas Leases. Each Oil and Gas Lease, and other interests described in Schedule I is valid and subsisting and in full force and effect, insofar as it covers or relates to the interests in land referred to or described in Schedule I as covered thereby; all material agreements, contracts, leases, permits, easements, rights-of-way, and other surface use rights necessary to own, maintain and operate such Oil and Gas Leases are in full force and effect and no material breach or default exists under any of such leases, agreements, contracts, permits, easements, rights-of-way or other rights. All rentals, royalties and taxes and other amounts due and payable under or in respect of the Oil and Gas Leases and other interests, or any of them, have been duly paid or provided for. No material default or event of default now exists under any of said leases and other interests and no material breach or default exists thereunder.

6.13 Preferential Rights. Except for: (i) the preferential purchase rights contained in Article 11 and the Override, (ii) the preferential purchase rights contained in the Joint Operating Agreements, and (iii) any preferential rights described in Schedule IV, there are no sale or use contracts or agreements, preferential purchase rights, calls, rights of first refusal or other similar rights or agreements in effect relating to any of the Subject Interests or the properties burdened by the Override. No other Person has any contractual or other rights owed to it by Borrower which would restrict Borrower from honoring its obligations to deliver Hydrocarbons pursuant to the Loan Documents.

6.14 Balancing and Take-or-Pay Contracts. Except under any Joint Operating Agreement, none of the Subject Interests or any of the Subject Hydrocarbons is subject to or encumbered by a balancing, take-or-pay/make-up, deferred production, hydrocarbon banking or other arrangement under which one or more third parties may take a portion of the Subject Hydrocarbons without full payment therefor, in cash or immediately available funds at the market price or value thereof, as a result of Hydrocarbons having been taken from, or as a result of other actions or inactions with respect to, the Subject Interests or other properties.

6.15 Production Requirements. The production of all Hydrocarbons which have heretofore been produced from the Subject Interests is not in excess of allowable production quotas allowed or permitted to the Subject Interests by any applicable Governmental Agency so as to subject, after the Effective Date, any well located thereon, or Lender's interest in the production therefrom, to restrictions or penalties on allowables for overproduction.

6.16 Facilities. All wells, facilities, equipment and other Property of whatever kind or nature that are on the Subject Properties and are used in the operation of the Subject Interests are in good repair and working condition, normal wear and tear excepted, and have been designed, installed, and maintained in accordance with good industry standards and all applicable legal requirements; all wells on the Subject Interests are equipped for production and connected to a gathering system of sufficient capacity and pressure to permit, under ordinary operating conditions, the continuing delivery of Hydrocarbons in volumes equal to the volumes historically delivered; and all wells, facilities, equipment, and other Property of whatever kind or nature on the Subject Interests, together with those wells, facilities, equipment and other Property contemplated in the Development Plan, are, or will be subject to funding hereunder, capable of effecting the Development Plan. The facilities and arrangements by which Borrower disposes, or plans to dispose, of water produced either are sufficient or will be in compliance with the requirements of the Development Plan to dispose of the volumes of water currently, or expected to be, produced from the Subject Interests, and Borrower has no Knowledge or any reason to believe that the facilities and arrangements to be installed pursuant to the Development Plan will not be adequate in the future.

6.17 Broker's Fees. No Broker's Fee is owed by Borrower in respect of the matters provided for in this Agreement or any of the other Loan Documents.

6.18 Taxes. The Borrower has filed all federal, provincial and other tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes, assessments, fees and other governmental charges thereby shown to be owing, except any such Taxes, assessments, fees or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.19 Compliance with Laws. The Borrower (i) is not in violation of any Applicable Law of, or the terms of any license or permit issued by, any Governmental Agency, or (ii) has not failed to obtain any license, permit, franchise or other Approval necessary to ownership of any of its Properties or the conduct of its business except where such failure would not reasonably be expected to adversely affect Borrower.

6.20 Environmental Warranties. (i) All of the Subject Interests and associated facilities operated by Borrower has been, and continue to be, owned, leased or operated by Borrower in compliance with all material Environmental Laws; (ii) there have been no past, and there are no pending or, to the Knowledge of Borrower, threatened claims, complaints, notices or inquiries to, or requests for information received by, or known to, Borrower with respect to, any alleged violation of any Environmental Law with respect to the Subject Interests or associated facilities operated by Borrower; (iii) there are no pending or, to the Knowledge of Borrower, threatened claims, complaints, notices or inquiries to, or requests for information received by, or known to Borrower for potential liability under any Environmental Law or under any common law theories relating to operations or the condition of any of the lands comprising the Subject Interests (including underlying groundwater); (iv) to the Knowledge of Borrower, there have been no Releases of Hazardous Materials at, on or under the Subject Property, (v) Borrower has not been issued a notice of non-compliance and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its business and the operation of each of the Subject Interests; (vi) to the Knowledge of Borrower, none of the lands comprising the Subject Interests or any portion thereof are listed or proposed for listing on any federal or provincial list of sites requiring investigation or clean-up; (vii) to the Knowledge of Borrower, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any of the lands comprising the Subject Interests; (viii) to the Knowledge of Borrower, Borrower has not directly transported or directly arranged for the transportation of any Hazardous Material (except crude oil and/or natural gas sold in the ordinary course of business or produced waters which has not created any material liability or obligation of Borrower) to any location which is listed or proposed for listing on any federal or provincial list or which is the subject of federal, provincial or local enforcement actions or other investigations which may lead to material claims against Borrower or any portion of any of the Subject Interests for any remedial work, damage to natural resources or personal injury; (ix) to the Knowledge of Borrower, there are no polychlorinated biphenyls, radioactive materials (other than naturally occurring radioactive material (NORM)) or friable asbestos present at any of the lands comprising the Subject Interests; and (x) to the Knowledge of Borrower, no condition exists at, on, under or in respect of any of the lands comprising the Subject Interests or any portion thereof which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.

6.21 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Borrower or Abraxas Petroleum Corporation in writing or otherwise to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, including the Development Plan, the Independent Reserve Report and factual data supporting any reserve reports and financial statements, and any aging of accounts payable and accounts receivable, is, and all other such factual information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. Borrower has no Knowledge of any omission of material fact which renders any such information incomplete or misleading in any way.

6.22 No Prohibition on Perfection. None of the terms or provisions of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or any of its Subsidiaries, is a party or by which Borrower or any of its Subsidiaries, or the Property of Borrower or any of its Subsidiaries, is bound prohibit the filing or recordation of any of the Loan Documents or any other action which is necessary or appropriate in connection with the perfection of the Liens evidenced and created by any of the Loan Documents.

6.23 Solvency. Borrower is not "insolvent," as such term is used and defined in the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada).

6.24 Insurance. Borrower has the benefit of the insurance coverage described in the certificates of insurance delivered pursuant to Article 5 and required to be maintained pursuant to Section 7.12.

6.25 No Default. No Default or Event of Default has occurred and is continuing.

6.26 Farmout Lands. To the best of Borrower's Knowledge, information and belief, there are no security registrations made against any of the "Farmout Lands" as described in the Farmout Agreement dated July 31, 2001 between Borrower and Canadian Abraxas Petroleum Limited pursuant to the March 26, 1999 Abraxas Petroleum Corporation Indenture with Norwest Bank Minnesota, N.A. (now Wells Fargo) or the December 21, 1999 Abraxas Petroleum Corporation et al Indenture with Firstar Bank, N.A. (collectively, the "Indentures") or otherwise, and if such registrations have been made, Borrower will cause such registrations to be discharged or to obtain no interest Letters from the Trustees pursuant to the Indentures.

                                   Article 7
                              AFFIRMATIVE COVENANTS

7.1 Affirmative Covenants. Borrower agrees with Lender that, until the unconditional and irrevocable payment in full in cash of all accrued and outstanding monetary Loan Obligations and the termination or expiration of the Commitment, Borrower will perform, or cause each of its Subsidiaries to perform, the obligations set forth in this Article 7.

7.2 Punctual Payment Borrower will pay or cause to be paid all Indebtedness and other Obligations payable under the Loan Documents punctually when due. Borrower will also pay or cause to be paid, promptly when due and in any event within 30 days of its payment due date, all accounts payable by Borrower, unless being contested in good faith by Borrower.

7.3 Financial Information, Reports, Notices, etc. Borrower will furnish, or will cause to be furnished, to Lender copies of the following financial statements, reports, notices and information:

         (a) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and Abraxas Petroleum Corporation, unconsolidated balance sheets of Borrower and consolidated balance sheet of Abraxas Petroleum Corporation as of the end of such fiscal quarter and unconsolidated statements of earnings and cash flow of Borrower and consolidated statements of earnings and cash flow of Abraxas Petroleum Corporation for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and any other financial records or reports of Borrower or Abraxas Petroleum Corporation requested by Lender, all prepared in accordance with GAAP, certified by an Authorized Officer of Borrower and Lender, in its reasonable discretion, shall have the right to employ, at Borrower's sole expense, an independent accountant, acceptable to Lender in its sole discretion, to independently verify the accuracy of such financial statements;

         (b) as soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a copy of the annual audit report for such fiscal year for Borrower and Abraxas Petroleum Corporation, including therein consolidated balance sheets of Abraxas Petroleum Corporation as of the end of such calendar year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such calendar year and a lease operating statement, including oil, gas and water production, average prices received, and lease operating costs, including transportation, gathering and marketing costs, and all expenses on a well-by-well and asset-by-asset basis, and any other financial records or reports of Borrower requested by Lender, all financial statements prepared in accordance with GAAP, in each case certified by the auditors of Abraxas Petroleum Corporation (the "Accountant"), together with a certificate from such Accountant to the effect that, in making the examination necessary for the signing of such annual report by such Accountant, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

         (c) as soon as available and in any event within 30 days after the end of each calendar month, (i) a monthly cash flow report of Borrower for such month detailing sources and uses of funds,
                  (ii) a monthly compilation and aging of all accounts receivables and accounts payable of Borrower for such month,
                  (iii) a monthly summary of capital expenditures of Borrower since the Effective Date and projections of capital expenditures to be made in the future on a well-by-well and asset-by-asset basis, (iv) a summary of net and gross general and administrative expenses of Borrower for such month, and
                  (v) a lease operating statement for such month, including oil, gas and water production, average prices received, and lease operating costs, including transportation, gathering and marketing costs, and all expenses on a well-by-well and asset-by-asset basis, and any other financial records or reports of Borrower reasonably requested by Lender, all prepared in accordance with GAAP, certified by an Authorized Officer of Borrower;

         (d) on each Payment Date, a detailed calculation of Net Cash Flow for the preceding three month period;

         (e) as soon as available and in any event within 45 days after the end of each calendar quarter of each calendar year of Borrower, a summary of Capital Expenditures from the Effective Date, detailed projections of all future Capital Expenditures under the Development Plan, and a comparison of actual Capital Expenditures by Borrower since the Effective Date to Approved Capital Expenditures during the same period, and any other records or reports of Borrower reasonably requested by Lender in connection with Capital Expenditures, all prepared in accordance with GAAP, certified by an Authorized Officer of Borrower;

         (f) as soon as possible and in any event within three (3) Business Days after the occurrence of each Default or Event of Default, a statement of an Authorized Officer of Borrower setting forth details of such Default or Event of Default and the action which Borrower has taken and/or proposes to take with respect thereto;

         (g)      promptly upon receipt and in any event not later than three
                  (3) Business Days following such receipt, any information concerning any actions, suits or proceedings by or before any court, arbitrator or any Governmental Agency pending, or to the Knowledge of Borrower threatened, against Borrower or any of the Subject Interests, including any foreclosure proceedings, if the aggregate amount of the claims under such actions, suits or proceedings is greater than $50,000;

         (h) as soon as available, and in any event within 30 days after such reports become available, copies of all interim reserve reports prepared by Borrower or any third-party engineer relating to the Subject Interests;

         (i) as soon as available, and in any event within 30 days of any filing, copies of all federal income tax filings of Borrower, and any schedules or exhibits attached thereto, certified by an Authorized Officer of Borrower;

         (j) at such times as may be requested by Lender, reports concerning any change in methods of treatment or operation of all or any wells on Subject Interests and production of Subject Hydrocarbons, any drilling or development, any method of secondary or tertiary recovery, or any other action with respect to the Subject Interests, the decision as to which would reasonably be expected to materially increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which would reasonably be expected to materially shorten or lengthen the period of time required for amortization of the Loans;

         (k) as from time to time reasonably requested by Lender, copies of any maps showing property lines and well locations, well logs, core analysis, flow and pressure tests, crude oil and natural gas analysis and casing programs and other technical information related to the Subject Interests and the wells thereon and the production therefrom in the possession, or under the direct or indirect control, of Borrower;

         (l) together with the delivery of the financial statements delivered pursuant to Sections 7.3(a) and (b), a certificate executed by an Authorized Officer of Borrower certifying that Borrower is in compliance in all material respects with the terms of this Agreement and the other Loan Documents, or if not, specifying any exceptions thereto in reasonable detail;

         (m) immediately, and in any event by the end of the following Business Day, appropriate daily drilling reports and other information as may be reasonably requested by Lender in connection with the Subject Interests;

         (n) no later than March 31 of each calendar year, reports in form and substance satisfactory to Lender and using pricing, engineering and other assumptions acceptable to Lender, prepared by the Approved Independent Engineer, effective as of January 1 of such calendar year, concerning (i) the quantity of Subject Hydrocarbons economically recoverable based upon the assumptions provided by Lender from the Subject Interests, including the quantity of Proved Reserves, Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and Probable Reserves; (ii) the Projected Income and Expense Attributable to the Subject Interests; (iii) any change in methods of treatment or operation of all or any wells on Subject Interests, any new drilling or development, any method of secondary or tertiary recovery, or any other action with respect to the Subject Interests, the decision as to which would reasonably be expected to increase or reduce the quantity of Subject Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom; and (iv) such other information, technical or otherwise, as Lender may reasonably request (each such report an "Independent Reserve Report");

         (o) promptly after June 30 of each calendar year (commencing with the calendar year 2002), and in any event not later than August 15 of such calendar year, a report in form and substance satisfactory to Lender and using pricing, engineering and other assumptions acceptable to Lender, prepared by Borrower effective as of June 30 of such calendar year updating the Independent Reserve Report and concerning
                  (i) the quantity of Subject Hydrocarbons economically recoverable based upon the assumptions provided by Lender from the Subject Interests, including the quantity of Proved Reserves, Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves, Probable Reserves and Possible Reserves; (ii) the Projected Income and Expense Attributable to the Subject Interests;
                  (iii) any change in methods of treatment or operation of all or any wells on Subject Interests, any new drilling or development, any method of secondary or tertiary recovery, or any other action with respect to the Subject Interests, the decision as to which would reasonably be expected to increase or reduce the quantity of Subject Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom; and (iv) such other information, technical or otherwise, as Lender may reasonably request (each such report an "Internal Reserve Report");

         (p) within a reasonable time of a reasonable request by Lender, an Independent Reserve Report where there have been substantial drilling operations, to be determined by Lender in its sole discretion, in respect of the Property of Borrower in the intermittent term between the delivery of the Independent Reserve Reports delivered pursuant to Section 7.3(n); provided that no such report will be requested more than three times per calendar year;

         (q) upon, but in no event later than ten (10) days after, any responsible officer of Borrower becomes aware thereof, notice of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened or other environmental claims against Borrower or any of the Subject Interests pursuant to any applicable Environmental Laws, or (ii) any environmental or similar condition on any Property adjoining or in the vicinity of the Property of Borrower that could reasonably be anticipated to cause such Property or any part thereof to be subject to any adverse restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;

         (r) promptly after (i) the sending or filing thereof, copies of all reports which Borrower sends to any of its security holders, (ii) the sending or filing thereof, all material reports and registration statements which Borrower files with any securities commission or any national securities exchange,
                  (iii) the filing thereof, copies of all tariff and rate cases and other material reports filed with any Governmental Authority (other than routine operating reports), and (iv) receipt thereof, copies of all notices received from any Governmental Authority concerning material noncompliance by Borrower with any Applicable Laws; and

         (s) with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request.

         All reports and other information herein described or otherwise described in this Agreement and all other reports which Borrower or Abraxas Petroleum Corporation is required to deliver pursuant to the terms and conditions hereof shall be prepared and delivered at the sole cost and expense of Borrower.

7.4 Gathering and Transportation and Other Services. Subject to the provisions of this Section 7.4 with respect to Lender acting as Borrower's agent and Article 11 with respect to Lender's preferential right to purchase Subject Hydrocarbons, Borrower at its sole cost and expense (provided Lender shall pay its pro rata cost for transport, delivery and marketing of the Override Hydrocarbons by a Person which is not an Affiliate of Borrower) shall cause all Subject Hydrocarbons to be produced, delivered, gathered, compressed, treated, processed, fractionated and marketed, as a reasonably prudent operator and without discrimination as to Override Hydrocarbons and Residual Hydrocarbons. If Lender reasonably determines that Borrower is not causing any Subject Hydrocarbons to be gathered, compressed, treated, processed and fractionated to prepare such Subject Hydrocarbons to be marketed meeting required pipeline specifications, as a reasonably prudent operator, or that Borrower is not causing any Subject Hydrocarbons to be marketed as a reasonably prudent operator, then Lender may, in its sole discretion, act as agent with respect to such Subject Hydrocarbons to obtain or provide such services as would a reasonably prudent operator and in the manner set forth in this Agreement. Borrower will fully cooperate with Lender in its capacity as agent with respect to any such services.

7.5 Collateral Coverage Deficiency or Collateral Coverage Default. Borrower shall at all times maintain a Collateral Coverage Ratio of 150% or greater, but in any event, Borrower shall notify Lender promptly after becoming aware that any event, condition or circumstance which has occurred or exists which could reasonably be expected to become or constitute a Collateral Coverage Deficiency or a Collateral Coverage Default. Within 30 days of such notice or any notice of a Collateral Coverage Deficiency received by Borrower from Lender, Borrower must either at Lender's sole discretion (i) make a prepayment in conformity with Section 3.1 in an amount sufficient to eliminate the Collateral Coverage Deficiency, or (ii) pledge to Lender additional Properties which are acceptable to Lender, in its sole discretion, in a manner and in an amount sufficient to eliminate the Collateral Coverage Deficiency.

7.6 Use of Proceeds. Borrower shall (i) use the proceeds of the Loans as set forth in Section 4.5 and (ii) not use the proceeds of the Loans to pay any dividends or other distributions (except as provided under Section 8.5), to purchase any of its shares, to make any loans or advance any monies to any employee (excluding normal business and travel expense advances), consultant or agent of Borrower or to pay any cost, expense or otherwise, except in connection with Borrower's oil and gas exploration, development and production business consistent with the Development Plan, except as provided in Section 4.5(a)(ii).

7.7 Joint Operating Agreement. Except as may be otherwise approved by Lender, in its sole and absolute discretion, Borrower shall comply with, and perform any and all obligations and actions set forth in, the terms and provisions of the Joint Operating Agreements. Borrower shall provide prompt notice of the execution of all joint operating agreements relating to the Subject Interests or the Subject Hydrocarbons and, upon request by Lender, deliver copies of such joint operating agreements relating to the Subject Interests or the Subject Hydrocarbons to which Borrower is a party duly certified by an Authorized Officer of Borrower as being true, correct and complete, and such agreements shall be in form and substance satisfactory to Lender.

7.8 Compliance with Laws. Borrower shall conduct all of its business within, and comply in all material respects with, all Applicable Laws, such compliance to include the maintenance and preservation of its existence and qualification as a corporation in good standing in its jurisdiction of incorporation and each other jurisdiction where it carries on business and all Approvals necessary to permit each of them to carry on their respective businesses.

7.9 Production-Related Expenses and Taxes. Borrower shall pay, promptly when due, and in any event within 90 days of its payment due date, except as contested in good faith by appropriate proceedings, all amounts in any way owed or owing with respect of the Subject Interests, including all production-related expenses. Borrower shall make all required income tax filings prior to any applicable filing deadlines. Borrower shall pay, promptly when due, and in any event within 30 days of its payment due date, except as contested in good faith by appropriate proceedings and for which adequate reserve in accordance with GAAP shall have been set aside in its books, together with interest and penalties thereon, if any, all Taxes imposed on Borrower or any of its Properties, (whether by operation of law or pursuant to this Agreement), including those set forth below: (i) all ad valorem taxes (or Taxes imposed in lieu thereof) imposed upon or assessed with respect to or charged against the Subject Interests or the Subject Hydrocarbons; and (ii) all severance taxes and other Taxes, duties, imposts, charges, levies and assessments of any kind or nature whatsoever, imposed upon or assessed with respect to or charged against the Subject Interests or the Subject Hydrocarbons.

7.10 Operation of Subject Interests. Borrower shall, as an independent contractor and as a prudent operator and at Borrower's sole cost and expense: (i) cause the Subject Interests to be developed, maintained and continuously operated for the production of Hydrocarbons in a good and workmanlike manner, as would a prudent operator (without regard to the existence of the Debenture or the Override), all in accordance with the Development Plan, generally accepted practices, applicable operating agreements, and Applicable Laws (including all Environmental
         Laws), and in a manner intended to be consistent with the production rate assumptions used in, and the levels defined in, the various production profile data provided to Lender; (ii) pay, or cause to be paid, promptly, and no longer than 90 days from the billing date for such amount, as and when due and payable, (A) all rentals, royalties and operating, development, production and transportation expenses and proceeds payable to the other mineral interest owners in respect of the Subject Interests or the Subject Hydrocarbons, excepting those being contested in good faith, (B) all production related-expenses and production-related Taxes incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, or storing, of the Subject Hydrocarbons; excepting those being contested in good faith or those not yet payable in the ordinary course of business, and (C) all general and administrative related expenses and Taxes, excepting those being contested in good faith or those not yet payable in the ordinary course of business; (iii) cause machinery, equipment and facilities necessary for the production of the Subject Hydrocarbons to be kept in working order as would a prudent operator (without regard to the existence of the Debenture) and necessary repairs, renewals, renovations, replacements, additions and improvements thereof or thereto to be promptly made; (iv) give or cause to be given to Lender written notice of every adverse claim or demand made by any Person (other than Lender or the buyer of Hydrocarbons) affecting the Subject Interests or the Subject Hydrocarbons which could have a material adverse effect on the Override or any portion thereof or on Borrower, and of any suit or other legal proceeding instituted with respect thereto, and cause necessary steps to be taken with reasonable diligence to protect and defend the Subject Interests and the Subject Hydrocarbons against any such adverse claim or demand which could have a material adverse effect on the Override or any portion thereof, or Borrower, including the employment of counsel for the prosecution or defense of litigation; and (v) cause the Subject Interests to be kept free and clear of Liens or overriding royalty interests other than Permitted Liens. Borrower shall maintain, preserve, protect and keep the Subject Interests in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that (A) its business carried on in connection therewith may be properly conducted at all times and (B) the Subject Interests do not decline in value.

7.11 Development Plan. Except as may otherwise be approved by Lender, in its reasonable discretion, Borrower shall comply with, and perform any and all obligations and actions set forth in, the terms and provisions of the Development Plan. Lender and Borrower acknowledge and agree that operations in the field will not follow exactly the Development Plan. Adjustments and modifications to the various "Approved Expenditures" will be necessitated by the drilling and operating conditions encountered by Borrower and its contract operators. Additionally, upsets and emergencies can occur which will necessitate immediate action by Borrower in order to save lives and Property. Accordingly, Lender agrees to work closely with Borrower in promptly responding to such changed circumstances and necessary modification to the Development Plan. As soon as available, and in any event within 30 days after the end of each calendar quarter, Borrower shall deliver to Lender for review a proposed updated Development Plan. Within ten (10) Business Days of its receipt of the updated Development Plan, Lender will notify Borrower if such proposed Development Plan is acceptable. Upon the written notification of Borrower by Lender that the updated Development Plan is acceptable, such updated Development Plan will be deemed to replace the then current Development Plan for all purposes under the Loan Documents. Upon written notification to Borrower that such proposed Development Plan is not acceptable, Borrower shall have a period of five (5) Business Days to submit a revised updated Development Plan to Lender for review under the terms of this Section 7.11.

7.12 Insurance. Borrower will maintain with financially sound and reputable insurance companies such insurance relating to the Subject Interests and the Subject Hydrocarbons in amount and type with such deductibles and against such risks, liabilities, casualties and contingencies as is maintained by prudent individuals in the industry (and which property insurance shall name Lender as an "additional insured" and as "sole loss payee as to first party claims" as its interest may appear and shall contain endorsements to such policies providing that the insurer will notify Lender not less than 30 days prior to the expiration or termination of such policies), including (i) the insurance policy attached as Schedule III; and (ii) to the extent such insurance is carried by others engaged in the oil and gas exploration and production industry and in similar undertakings in the same general area or areas in which the Subject Interests are located, insurance on all personal property and fixtures used in connection with the operation of the Subject Interests, against loss or damage by fire, lightning, hail, tornado, explosion, hurricane and other similar risks, and (iii) OEE insurance during drilling operations. To the extent that Lender receives proceeds as a loss payee, such proceeds shall either be applied to the Obligations or to replace the damaged or lost Property, at Lender's sole discretion. Borrower shall furnish or cause to be furnished to Lender, upon the request of Lender (but no less than once each year), from time to time thereafter, a summary of the insurance coverage of Borrower in form and substance satisfactory to Lender in its sole discretion and copies of all applicable insurance policies. Unless otherwise specified, the deductible of each such insurance policy shall be in an amount not to exceed $25,000 per occurrence.

7.13 Accounting Principles. Unless otherwise specified, all accounting terms used herein or in any Loan Document shall be interpreted, and Borrower will, and will cause Abraxas Petroleum Corporation to, prepare all reports and financial statements and computations required under this Agreement or the other Loan Documents, all in accordance with GAAP consistently applied for all periods. Borrower will provide such information as Lender may request from time to time in accordance with accurate accounting standards customary and acceptable in the oil and gas exploration and production industry.

7.14     Books and Records; Inspections.


         (a) Borrower will keep books and records which accurately reflect all of their business affairs and transactions, or relate to the Subject Interests, and permit Lender or any of its representatives, at reasonable times and intervals, to visit all of its offices and the Subject Interests, to discuss its financial matters with its officers and independent public accountant (and Borrower hereby authorize such independent public accountant to discuss the financial matters of Borrower with Lender or its representatives whether or not any representative of Borrower is present) and to examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other corporate records. Borrower shall pay any fees and expenses incurred in connection with Lender's exercise of its rights pursuant to this Section 7.14.

         (b) Furthermore, Borrower will permit Lender, or its agents, at the cost and expense of Borrower but at Lender's risk, to enter upon the Subject Interests and all parts thereof, for the purpose of investigating and inspecting the condition and operation thereof, and shall permit reasonable access to the field offices and other offices, including the principal place of business, of Borrower to inspect and examine the Subject Interests.

7.15 Environmental Covenant. Borrower will (i) use and operate all of its facilities and Properties in material compliance with all Environmental Laws, keep all necessary Approvals relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, (ii) promptly cure and have dismissed with prejudice to the satisfaction of Lender any actions and proceedings relating to compliance with Environmental Laws, and diligently pursue the cure of any material underlying environmental problem which forms the basis of any such claim, complaint, notice or inquiry, and (iii) provide such information and certifications which Lender may reasonably request from time to time to evidence compliance with this Section
         7.15. Borrower will provide an Environmental Certificate to Lender at the same time as the delivery of the annual financial statements of Borrower referred to in Section 7.3(b).

7.16 Board of Directors Meetings. As soon as available and in any event 30 days prior to any such meeting, Borrower shall deliver to Lender notice of any meeting of the Board of Directors of Borrower, any committee of Borrower or any meetings of the shareholders of Borrower. Borrower hereby grants to Lender the right to attend any such meetings as a non-voting observer.

7.17 Hedging Agreements. Promptly, and in any event within 10 days of receipt by Borrower of a written request from Lender, Borrower shall have entered into one or more swap, hedge, floor, collar or other similar agreements which are satisfactory to Lender at a price and for a term which is mutually acceptable to Borrower and Lender pursuant to the ISDA Master Agreement (each a "Initial Hedging Agreement") and satisfactory to Lender.

7.18 Protection of Security. Borrower shall do all things reasonably requested by Lender to protect, preserve and maintain the Subject Interests, the value thereof and the priority of the Liens granted in favour of Lender pursuant to the Loan Documents in relation to other Persons.

7.19 Grant Fixed Charge Security. If Lender considers it necessary for its adequate protection, Borrower, at the request of Lender, shall forthwith grant or cause to be granted to Lender, a fixed Lien (subject only to Permitted Liens which under Applicable Law rank in priority thereto) in such of Borrower's Property as Lender shall, in its sole discretion, determine as security for all then present and future Indebtedness of Borrower to Lender and its Affiliates under the Loan Documents. In this connection, Borrower shall:

         (a) provide Lender with such information as is reasonably required by the Agent to identify the property to be charged pursuant to this Section 7.19;

         (b) do all such things as are reasonably required to grant in favour of Lender a fixed Lien (subject only to Permitted Liens which under Applicable Law rank in priority thereto) in respect of such property to be so charged pursuant to this
                  Section 7.19;

         (c) provide or cause to be provided to Lender with all corporate resolutions and other action, as reasonably required, for Borrower to grant to Lender a fixed Lien (subject only to Permitted Liens which under Applicable Law rank in priority thereto) in the property identified by Lender to be so charged;

         (d) provide Lender with such security instrument, legal opinions and other documents which Lender, acting reasonably, deems are necessary to give full force and effect to the provisions of this Section 7.19;

         (e) assist Lender in the registration or recording of such agreements and instruments in such public registry offices in Canada or any province thereof as Lender, acting reasonably, deems necessary to give full force and effect to the provisions of this Section 7.19; and

         (f) pay all reasonable costs and expenses incurred by Lender in connection with the preparation, execution and registration of all agreements, documents and instruments, including any amendments to any Loan Document, made in connection with this
                  Section 7.19.

7.20     Further Assurances.

         (a) Borrower shall, upon the request of Lender, take such actions and execute and deliver such documents and instruments as Lender reasonably shall require to ensure that Lender shall, at all times, have received currently effective duly executed Loan Documents encumbering the Subject Interests of Borrower constituting 100% of the Proven Reserves of Borrower to which value is given in the determination of the then current Risked NPV10 (with accompanying letters in lieu of transfer orders) and satisfactory title evidence in form and substance reasonably acceptable to Lender as to ownership of such the Subject Interests.

         (b) If Lender shall determine that, as of the date of any determination of the Collateral Coverage Ratio, Borrower shall have failed to comply with the Section 7.20(a), Lender may notify Borrower in writing of such failure and, within 30 days from and after receipt of such written notice by Borrower, Borrower shall execute and deliver to Lender supplemental or additional Loan Documents, in form and substance reasonably satisfactory to Lender and its counsel, securing payment of the Obligations and covering additional assets not then encumbered by any Loan Documents (together with current valuations, Independent Engineering Reports, and title evidence applicable to the additional assets collaterally assigned, each of which shall be in form and substance reasonably satisfactory to Lender) such that Lender shall have received currently effective duly executed Loan Documents encumbering Subject Interests constituting 100% of the Proven Reserves of Borrower to which value is given in the determination of the then current Risked NPV10 (with accompanying letters in lieu of transfer orders) and satisfactory title evidence in form and substance acceptable to Lender as to ownership of such Subject Interests.

         (c) Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, debentures, security agreements, pledge agreements, deeds of trust and other documents), which may be required under any Applicable Law, or which Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Loan Documents or the validity or priority of any such Lien, all at the expense of Borrower. Borrower agrees to provide to Lender, from time to time upon reasonable request of Lender, information which is in the possession of Borrower or otherwise reasonably obtainable by any of them, reasonably satisfactory to Lender as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

         (d) Borrower hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Subject Interests or other collateral granted by Borrower to Lender without the signature of Borrower where permitted by Applicable Law. A carbon, photographic or other reproduction of the Loan Documents or any financing statement covering the Subject Interests or other collateral granted by Borrower and any other Obligor to Lender or any part thereof shall be sufficient as a financing statement where permitted by Applicable Law.

(e) Upon the acquisition of any new Properties by Borrower, Borrower shall execute to and in favour of Lender, within 30 days of any such acquisition, a "Royalty Lands Addition Schedule" which is attached to the Override Royalty Agreements, describing the acquired Properties.

7.21 Override Records. Borrower shall at all times cause the Overrides described in the Override Royalty Agreements to be recorded in reasonable detail on the books and records of Borrower in respect of its Subject Interests and such books and records are to be maintained in accordance with prudent industry practice. Borrower will make such books and records available for review by Lender or its representatives during regular business hours at the offices of Borrower upon reasonable notice by Lender.

7.22 Title Deficiencies. Borrower agrees that it will use all commercially reasonable efforts to correct, explain or otherwise resolve to the satisfaction of the Lender, the title deficiencies that appear on the memorandum attached hereto as Schedule VIII on or prior to February 1, 2002.

7.23 Further Due Diligence. Borrower agrees that prior to commencing operations on each well to be drilled pursuant to the Development Plan, it will provide Lender with reasonable title verification in respect of the Property on which such well is located, in form and scope satisfactory to Lender and such title verification shall be performed by a law firm acceptable to Lender, acting reasonably.

                                    Article 8
                               NEGATIVE COVENANTS

8.1 Negative Covenants. Borrower agrees with Lender that, until the unconditional and irrevocable payment in full in cash of all accrued and outstanding monetary Loan Obligations and the termination or expiration of the Commitment, Borrower will or will cause each of its Subsidiaries to, perform, or not perform, as applicable, the obligations set forth in this Article 8.

8.2 Business Activities. Borrower will not engage, or permit any of its Subsidiaries to engage, in any business activity, except the acquiring, owning, operating, producing, gathering, treating, processing, transportation and marketing of Hydrocarbons and such activities as may be incidental or related thereto, without the prior written consent of Lender, in its sole and absolute discretion.

8.3 Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, (i) Indebtedness in respect of the Loans and other Obligations, (ii) unsecured Indebtedness incurred in the ordinary course of business (including (A) open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services and (B) gas balancing, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities) and (iii) Indebtedness not to exceed $100,000 for immediately required plugging and abandoning obligations, surety bonds, performance bonds and similar obligations and bonds; provided, however, that no Indebtedness otherwise permitted by clause (ii) above shall be permitted if, after giving effect to the incurrence thereof, any Default or Event of Default shall have occurred and be continuing.

8.4 Liens. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

8.5 Restricted Payments, etc. On and at all times after the Effective Date, Borrower will not, and will not permit any of its Subsidiaries to, except as permitted pursuant to Section 4.5(a)(ii), declare, pay or make any dividend or distribution (in cash, property or obligations) on any interest or shares or capital stock (now or hereafter outstanding) of Borrower or on any interest or shares of any class or capital stock (now or hereafter outstanding) of Borrower or such Subsidiary or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any class of shares of any class or capital stock (now or hereafter outstanding) of Borrower or such Subsidiary, or warrants, options or other rights with respect to any interest or shares of any class or capital stock (now or hereafter outstanding) of Borrower or such Subsidiary, without the prior written consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion. Borrower will not permit any Subsidiary to make any distributions other than to Borrower. Borrower will not, and will not permit its Subsidiaries to, make any deposit for any purpose that violates the provisions of this Section 8.5.

8.6      Capital Expenditures.

         (a) Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any calendar year, except Capital Expenditures set forth in the current "Capital Expenditures" section of the Development Plan.

         (b) Except as may otherwise be approved by Lender, in its sole and absolute discretion, Borrower shall not, and will not permit any of its Subsidiaries to, make (i) any expenditures which are not set forth in the Development Plan or (ii) any payment for any expenditure in excess of the amount set forth in the Development Plan for such expenditure; provided, however, that, notwithstanding the foregoing, Borrower may make aggregate annual expenditures of up to $400,000 which are not in conformity with the Development Plan, and such payments shall be deemed approved amounts for the purposes of Section 3.4(b).

8.7 Accounts Receivable. Borrower shall not, and will not permit any of its Subsidiaries to, sell or discount any of its accounts receivable without the prior written consent of Lender.

8.8 Rental Obligations. Without the prior written consent of Lender, Borrower will not, and will not permit any of its Subsidiaries to, enter into at any time any arrangement which creates a Capitalized Lease Liability and which involves the leasing by Borrower from any lessor of any Property (or any interest therein), except arrangements which exist as of the Effective Date (or any renewals or replacements thereof) or are approved under the Development Plan or together with all other such arrangements which will then be in effect, will not require the payment of an aggregate amount of rentals by Borrower and its Subsidiaries (in aggregate) in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $75,000 for any calendar year or $150,000 during the full remaining term of such arrangements.

8.9 Take-or-Pay Contracts. Without the prior written consent of Lender, in its sole and absolute discretion, Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other Property (including Hydrocarbons) or services if such arrangement requires that payment be made by Borrower or such Subsidiaries regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

8.10 Consolidation, Merger, etc. Except for the Abraxas Amalgamation, Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof), without the prior written consent of Lender.

8.11 Asset Dispositions, etc. Except as permitted by Section 4.3, without the prior written consent of Lender, in its sole and absolute discretion after reasonable consultation with Borrower, Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its Property or the Subject Interests to any Person. Borrower will at all times be the legal and beneficial owner of the Subject Interests. Borrower will not, and will not permit any of its Subsidiaries to, change its name, identity, principal place of business or the office where it keeps its books and records concerning the Override, the Production Sale Contracts and the contract rights and accounts now existing or hereafter arising in connection therewith without notifying Lender in writing of any such change at least 30 days prior to the effective date of such change.

8.12 Abandonment of Wellbores or Conduct of Certain Operations. Without first obtaining the written consent of Lender, Borrower will not, and will not permit any of its Subsidiaries to, (i) abandon any wellbore on the Subject Interests which is capable of producing in paying quantities heretofore or hereafter completed for production of Hydrocarbons; or (ii) conduct any work or operation in any wellbore of a Subject Interest, which work or operation is related to any zone, horizon, formation or interval not included in the Subject Interests. For all purposes of this Agreement and the Override Royalty Agreement, a well shall be deemed to be capable of producing Hydrocarbons "in paying quantities" unless and until there arises a condition, which reasonably appears to be permanent, such that the aggregate value of the Subject Hydrocarbons which are being produced or will be produced from such well (without considering the effect of the Override) no longer exceeds or will not exceed the costs and expenses directly related to the operation and maintenance of such well.

8.13 Grant Liens, Mortgage or Transfer or Resignation as Operator of any Subject Interest. Except as permitted by Section 4.4, without first obtaining the written consent of Lender which shall not unreasonably be withheld, Borrower will not, and will not permit any of its Subsidiaries to, (i) sell, assign, lease, mortgage, hypothecate, pledge, or otherwise transfer the interest of Borrower and its Subsidiaries in any of the Subject Interests, either in whole or in part, except for Permitted Liens and, to the extent permitted by Applicable Law, any purported sale, assignment, lease, mortgage or hypothecation or other transfer in contravention hereof shall be null and void; or (ii) resign as operator of any of the Subject Interests operated by Borrower or such Subsidiary unless the successor operator has been approved in writing by Lender or, following the occurrence of a Default or an Event of Default, Lender shall have requested in writing such resignation.

8.14 Modification of Certain Agreements. Borrower will not, and will not permit any of its Subsidiaries to, permit, or otherwise consent to, any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any Transportation Agreements, any Joint Operating Agreement or any gathering or marketing agreement with Lender, without the prior written consent of Lender which shall not unreasonably be withheld.

8.15 Pension Plans. Without the prior written consent of Lender which shall not unreasonably be withheld, Borrower will not create or permit to exist any pension or similar plan, other than those attached hereto as
         Schedule V, and any renewal of equivalent replacement thereof.

8.16 Other Agreements. Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance of their obligations under the Loan Documents or under any instrument or document delivered or to be delivered by Borrower or any of its Subsidiaries thereunder or in connection therewith.

8.17 No Subsidiaries. Without the prior written consent of Lender, in its sole and absolute discretion, Borrower will not, and will not permit any of its Subsidiaries to, at any time create or acquire any new Subsidiary or enter into any partnership, joint venture or other business, other than in the ordinary course of business.

8.18 No Other Hedging Agreements. Except for the ISDA Master Agreement and any Borrower Hedging Agreement, entered into in connection with such ISDA Master Agreement, Borrower will not, and will not permit any of its Subsidiaries to, enter into any other ISDA master agreement or any Hedging Agreement except pursuant to the ISDA Master Agreement.

8.19 Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates, unless Borrower or such Subsidiary has obtained the prior written consent of Lender in its sole discretion to such transaction.

8.20 Negative Pledges, Restrictive Agreements, etc. Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting:

         (a) the creation or assumption of any Lien in favor of Lender upon its Properties, revenues or assets, whether now owned or hereafter acquired, or the ability of Borrower to amend or otherwise modify this Agreement or any other Loan Document; or

         (b) the ability of any Subsidiary to make any payments, directly or indirectly, to Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to Borrower.

8.21 Limitations on Certain Financing Leases and Sale and Leaseback Transactions. Borrower will not, and will not permit any Subsidiary to, enter into any synthetic lease or leveraged lease arrangement with any Person or enter into any arrangement with any Person providing for the leasing by Borrower or any Subsidiary of any Property, which Property is or has been sold or transferred by Borrower or any Subsidiary to such Person in contemplation of taking back a lease thereof, other than those described in Schedule VII.

8.22 Dissemination of Information. Borrower will not, and will not permit any Subsidiary to, cause or otherwise permit (i) any information in any way relating to the transaction contemplated by the Loan Documents to be disseminated, quoted from or referred to at any time, in any manner or for any purpose, or (ii) any public reference to Lender to be made by Borrower in any press release or similarly public transmission, without the prior written consent in each specific instance of Lender, in its sole and absolute discretion, except to the extent required to be disclosed by Applicable Law or by any order, rule, regulation or legal process (whether valid or invalid) of any court or Governmental Agency.

8.23 Subject Interests. Borrower will not, and will not permit any of its Subsidiaries to, enter into any new agreements or assign or modify the terms of any existing agreements, relating to or affecting the Subject Properties' mineral interests, including additional override burdens or interests.

                                   Article 9
                                EVENTS OF DEFAULT

9.1 Events of Default. Each of the following events or occurrences described in this Section 9.1 shall constitute an "Event of Default".

         (a) Non-Payment of Obligations. Borrower shall default in the payment or prepayment when due of any principal of, or interest on, any Loan; or Borrower shall default (and such default shall continue unremedied for a period of five (5)
                  days) in the payment when due of any other Obligation.

         (b) Breach of Warranty. Any representation or warranty of Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of Borrower or any other Obligor to Lender for the purposes of or in connection with this Agreement or any other Loan Document (including any certificates delivered pursuant to Article 5) is or shall be incorrect when made in any material respect.

         (c) Non-Performance of Certain Covenants and Obligations. A default in the due performance by Borrower or any other Obligor of any covenant or express agreement contained in this Agreement or any other Loan Document, and continuation of such default beyond the applicable grace period expressly granted in this Agreement or any such other Loan Document, if any, with respect thereto.

         (d) Collateral Coverage Default. Subject to Section 9.2(a)(iv), any occurrence of a Collateral Coverage Default.

         (e)      Default on Other Indebtedness.

                  (i) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (including any Hedging Obligations under a Hedging Agreement in effect between Borrower and Lender or an Affiliate of Lender) of Borrower or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

                  (ii) A failure to pay when due (or within 30 days after written demand) any royalty, overriding royalty or similar interest burdening the Subject Interests unless
                        (A) such royalty, overriding royalty or similar interest is being disputed in good faith by Borrower, and (B) Borrower establishes a suspense account acceptable to Lender and any disbursement from such suspense account other than to a non-affiliated interest owner who Borrower has determined is the rightful owner of the suspended funds subject to the prior written approval of Lender.

         (f) Judgments. Any judgment or order for the payment of money in excess of $50,000 shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         (g)      Control of Borrower. Any Change of Control shall occur.

         (h) Bankruptcy, Insolvency. If a judgment, decree or order of a court of competent jurisdiction is entered against Borrower or any Obligor, (i) adjudging Borrower or any such Obligor bankrupt or insolvent, or approving a petition seeking its reorganization or winding-up under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous Applicable Law, or (ii) appointing a receiver, trustee, liquidator, or other Person with like powers, over all, or substantially all, of the Property of Borrower or any such Obligor or any of the Subject Interests; (iii) ordering the involuntary winding up or liquidation of the affairs of Borrower or any such Obligor or (iv) if any receiver or other Person with like powers is appointed over all, or substantially all, of the Property of Borrower or any such Obligor, or any of the Subject Interests; unless, in any such case, such judgment, petition, order or appointment is stayed and of no effect against the rights of Lender under the Loan Documents within 30 days of its entry and Lender is satisfied that there is no adverse effect in its position as a result of Lender permitting Borrower time to pursue such stay.

         (i) Winding-Up. If, (i) an order or a resolution is passed for the dissolution, winding-up, reorganization or liquidation of Borrower or any other Obligor pursuant to Applicable Law, including the Business Corporations Act (Alberta), or (ii) Borrower or any such Obligor institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous Applicable Law, or (iii) Borrower or any such Obligor consents or acquiesces to the filing of any petition under any such Applicable Law or to the appointment of a receiver, or other Person with like powers, over all, or substantially all, of Borrower's or any such Obligor's Property or the Subject Interests, or (iv) Borrower or any such Obligor makes a general assignment for the benefit of creditors, or becomes unable to pay its debts generally as they become due, or (v) Borrower or any such Obligor takes or consents to any action in furtherance of any of the aforesaid purposes.

         (j) Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower; Borrower or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first Lien.

         (k) Cumulative Reimbursable Expenses Amount. The aggregate total of all Reimbursable Expenses paid by Lender and which Lender has not received a reimbursement from Borrower pursuant to
                  Section 9.2(a)(iii) shall exceed $50,000.

         (l) Material Adverse Change. A material adverse change, as determined by Lender in its sole and absolute discretion, in the business, financial condition or results of operations in Borrower's ability to perform or their respective obligations under any Loan Documents to which it is a party.

         (m) Dissemination of Information. The breach by Borrower of the requirements of Section 8.22.

9.2      Remedies of Lender.

(a)      If an Event of Default:

         (i) described in Sections 9.1(a), (b), (c), (e), (f), or (k) (other than in respect of a payment) shall have occurred, Lender may provide Borrower with written notice specifying in reasonable detail the Event of Default which has occurred and stating that it intends to exercise remedies provided in this
                  Section 9.2. Borrower shall then have 30 days after receipt of such notice to cure or cause to be cured such default and to provide Lender with notice and reasonable documentation that it has cured or cause to be cured such Event of Default. If Borrower does not provide such proper notice and evidence, then Lender may immediately by notice to Borrower reduce the Commitment Amount to zero and/or declare all or any portion of the outstanding principal amount under this Agreement and other Obligations to be due and payable whereupon the full unpaid amount under this Agreement and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and Lender may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, the remedies set forth in Section 9.2(b);

         (ii) in Sections 9.1(h) and 9.1(i) shall have occurred, then the outstanding principal amount under this Agreement and all other Obligations shall automatically be and become immediately due and payable, without notice or demand and Lender may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, the remedies set forth in Section 9.2(b); provided, however, that Lender may not exercise such remedies if Borrower or any other Obligor, as the case may be, shall have cured each such Event of Default to the reasonable satisfaction of Lender prior to the time when Lender elects to exercise such remedies;

         (iii) described in Section 9.1(k) shall have occurred, and if Lender shall have paid or incurred a Reimbursable Expense in connection therewith, Lender shall notify Borrower in writing of such payment(s), and if Borrower does not fully reimburse Lender within ten (10) days of receipt of such notice, Lender shall be entitled by notice to Borrower to declare all or any portion of the outstanding principal amount under this Agreement and other Obligations to be due and payable whereupon the full unpaid amount under this Agreement and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and Borrower may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, its remedies under Section 9.2(b).

         (iv) If an Event of Default described in Section 9.1(d) shall have occurred, Lender may provide Borrower with written notice specifying in reasonable detail the Event of Default which has occurred and stating that it intends to exercise remedies provided in this Section 9.2. Borrower shall then have 60 days after receipt of such notice to (A) cure or cause to be cured such default by either (x) making a prepayment in conformity with Section 3.1 in an amount sufficient to eliminate the Collateral Coverage Default, or (y) pledge to Lender additional properties which are acceptable to Lender, in its sole discretion, in an manner and in an amount sufficient to eliminate the Collateral Coverage Default, and (B) provide Lender with notice and reasonable documentation that it has cured or cause to be cured such Event of Default. If Borrower does not provide such proper notice and evidence, then Lender may immediately by notice to Borrower declare all or any portion of the outstanding principal amount under this Agreement and other Obligations to be due and payable whereupon the full unpaid amount under this Agreement and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and Lender may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, the remedies set forth in Section 9.2(b).

         (v) If an Event of Default shall have occurred, then Lender may by notice to Borrower declare all or any portion of the outstanding principal amount under this Agreement and other Obligations to be due and payable whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and Borrower may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, its remedies Section 9.2(b).

(b) After the occurrence of an Event of Default, and in addition to Lender's right to recover damages, all remedies set forth in Section 9.2(a) and all other remedies available to Lender provided by Applicable Law or in equity or pursuant to the Loan Documents, including the Debenture and the Debenture Pledge Agreement, Lender may (but is not obligated or required to) exercise any or all of the following remedies:

         (i) perform or cause to be performed or pay at Borrower's expense the act or matter the failure of which resulted in the Event of Default, in which event Lender may expend funds for such purpose;

         (ii) take any and all actions necessary to protect the Property secured by the Debenture and the other security documents referred to in Section 5.4, including taking any legal actions or paying any amounts or settling any claims;

         (iii) apply any amounts deposited in the Collateral Account as a prepayment on the Loans outstanding under this Agreement pursuant to Section 3.1;

         (iv) after written notice to Borrower, exercise all rights of Borrower with respect to the possession, operation and development of some or all of the Subject Interests, including the right to operate some or all of the Subject Interests;

         (v) exercise the right to notify the purchasers of the Subject Hydrocarbons to make direct payment to Lender;

         (vi) have the use, in connection with operating the Subject Interests, of any or all of the Property of Borrower located thereon or used in connection therewith as then may be useful or appropriate for the production, treating, storing, and transporting of Subject Hydrocarbons and Borrower hereby grant

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                                       58


                  Lender a non-exclusive easement and license to use any and all such Property in the event of such occurrence;

         (vii) Lender may on behalf of and for the account of Borrower, sell or utilize all of the Subject Hydrocarbons and apply the proceeds thereof attributable to interest of Borrower therein to the costs and expenses of the operation and development of the Subject Interests and to reimburse Lender for any amounts so expended by Lender;

         (viii) in the event of the occurrence of an Event of Default, Lender may request and require Borrower to resign as record title operator of the Subject Interests and take all actions necessary to replace Borrower as record title operator, including replacing Borrower as record title operator with Lender or any of its Affiliates or any third-party, and Borrower agrees (A) to cooperate fully in each and every way in connection with the replacement of the operator of the Subject Interests, including agreeing to withdraw as record title operator of the Subject Interests, (B) to vote for and otherwise support Lender's designated interim record title operator until a successor record title operator is elected pursuant to the terms and provisions of any joint operating agreement, and (C) to vote for and otherwise support Lender's choice as record title operator pursuant to the terms and provisions of any joint operating agreement; provided that Borrower -------- ---- shall remain obligated for all obligations, costs and expenses arising from serving as record title operator of the Subject Interests.

(c) Upon demand, after the occurrence of an Event of Default, Borrower shall reimburse Lender for all reasonable amounts expended (including the fees and out-of-pocket expenses of counsel (on a solicitor and his own client basis) in connection therewith, the costs incurred by Lender in connection with the rescheduling of committed Hydrocarbon deliveries, the termination of any existing contracts or agreements and any pipeline service costs) by Lender (such expended amounts to be included as Reimbursable Expenses) as a result of or in connection with its exercise of remedies, together with interest on such amounts at the Default Rate from the date incurred until reimbursed.

(d) Upon demand, after the occurrence of an Event of Default, Borrower shall submit an updated Development Plan.

(e) The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Applicable Law or in equity, or under any other instrument, document or agreement, including the Loan Documents, now existing or hereafter arising.

                                   Article 10
                           OVERRIDE ROYALTY AGREEMENT

10.1     Override Royalty Agreement.


         (a) Upon Lender receiving a 17.5% Cumulative Return on Total Funding under this Agreement, Lender shall reconvey, or shall cause to be reconveyed, the Override described in the Override Royalty Agreement No. 2 to Borrower and Lender shall take all steps reasonably necessary to effect such registrations, if any, as are necessary to effect such conveyances.

         (b) Upon Lender receiving the Payout Amount pursuant to Section 3.2, Lender shall reconvey, or shall cause to be reconveyed, the Override described in the Override Royalty Agreement No. 1 to Borrower and Lender shall take all steps reasonably necessary to effect such registrations, if any, as are necessary to effect such conveyances.

                                   Article 11
                    HYDROCARBON PURCHASE TERMS AND PROVISIONS

11.1 General. Lender, or any Affiliate of Lender, shall have the preferential right, but not the obligation, to purchase any Subject Hydrocarbons after any gathering, treating and processing utilized to prepare the Subject Hydrocarbons to be marketed meeting standard pipeline specifications, in accordance with the terms and conditions of this Article 11 from the Effective Date until the date on which the unconditional and irrevocable payment in full in cash of all accrued and outstanding monetary Loan Obligations is received by Lender and the termination or expiration of the Commitment. Such preferential right may be exercised from time to time during the period described in the preceding sentence upon thirty (30) days' written notice to Borrower. Lender shall purchase such Subject Hydrocarbons for a purchase price equal to their fair market value to be determined pursuant to a method acceptable to both Borrower and Lender. Lender or such Affiliate, as applicable, may, in its sole discretion, cease purchasing Subject Hydrocarbons from any or all wells or delivery points upon thirty (30) days' written notice to Borrower. In either case, Lender's election shall be effective on the first day of the first calendar month that begins after the expiration of the applicable thirty (30) day notice period. Without the prior written consent of Lender (which consent may be withheld in its sole and absolute discretion), Borrower will not, and will cause each of its Subsidiaries not to, enter into, or cause, suffer or permit to exist any arrangement or contract for the marketing of Subject Hydrocarbons with any Person other than Lender or an Affiliate of Lender; provided, however, that in the event Lender or such Affiliate elects not to purchase Subject Hydrocarbons in accordance with this Section 11.1, Borrower or any of its Subsidiaries may sell or contract to sell such Subject Hydrocarbons to any Person for a period not exceeding one (1) calendar month without the prior written consent of Lender (which consent may be withheld in Lender's sole discretion). In such case, Lender shall not be entitled to exercise the preferential rights until the expiry of such approved term. Any Subject Hydrocarbons consisting of natural gas, casinghead gas and other gaseous Hydrocarbons sold by Borrower and purchased by

         Lender, or an Affiliate of Lender, as the case may be, shall be sold and purchased under the terms and conditions mutually acceptable to Lender and Borrower (and in any event, no less than the fair market value). Any Subject Hydrocarbons consisting of crude oil, condensate and other liquid Hydrocarbons sold by Borrower and purchased by Lender shall be sold and purchased under terms and conditions mutually acceptable to Lender and Borrower. At any time that Lender purchases any Subject Hydrocarbons, such purchase shall not be construed as Lender marketing Subject Hydrocarbons or causing such Subject Hydrocarbons to be marketed, and Borrower shall have no further interest or responsibility whatsoever with respect to such Subject Hydrocarbons purchased by Lender.

11.2 Marketing Subject Hydrocarbons to Third Persons. It is contemplated that Borrower may market, directly or indirectly, Subject Hydrocarbons to third Persons, as provided in Section 11.1. In such instances, Lender and Borrower shall execute letters in lieu (the "Letters in Lieu") before marketing Subject Hydrocarbons to such Persons. The Letters in Lieu shall be (i) addressed to the Person(s) purchasing the Subject Hydrocarbons, (ii) executed and delivered by both Borrower and Lender (or its Affiliate), (iii) shall require payment of the proceeds from the sale of the Hydrocarbons to the Collateral Account and otherwise in accordance with Section 3.4(a), and shall otherwise be in form and substance satisfactory to Lender, in its sole discretion and
         (iv) can be revoked or terminated only by a written instrument addressed to the Person(s) purchasing the Subject Hydrocarbons, and signed by both Borrower and Lender.

                                   Article 12
                            MISCELLANEOUS PROVISIONS

12.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Borrower and Lender and in the case of Loan Documents to which a Subsidiary of Borrower is a party, such Subsidiary. No failure or delay on the part of Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

12.2 Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

12.3 Payment of Costs and Expenses. Borrower agrees to pay on demand all expenses of Lender (including the reasonable fees (on a solicitor and his own client basis) and out-of-pocket expenses of counsel to Lender and of local counsel, if any, who may be retained by counsel to Lender) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and (ii) the filing, recording, refiling or re-recording of the Debenture and/or any personal property security legislation financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or re-recorded by the terms hereof or of the Debenture or the Debenture Pledge Agreement; and (iii) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document. Borrower further agrees to pay, and to save Lender harmless from all liability for, any stamp or other Taxes which may be payable in connection with the execution or delivery of this Agreement, or any other Loan Documents or the borrowings hereunder. Borrower also agrees to reimburse Lender upon demand for all reasonable out-of-pocket expenses (including counsel fees (on a solicitor and his own client basis) and legal expenses) incurred by Lender in connection with (A) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (B) the enforcement of any Obligations.

12.4 Indemnification. In consideration of the execution and delivery of this Agreement by Lender and the extension of the Commitment, Borrower hereby indemnifies, exonerates and holds Lender and each of its officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, claims, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable legal fees (on a solicitor and his own client basis) and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; (ii) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of Borrower or any of its Subsidiaries as the result of any determination by Lender pursuant to Article 5 not to fund any Loan) other than costs, expenses and taxes incurred or accruing to Lender in the ordinary course of performing its responsibilities and recovering income which have not otherwise been specified as being the responsibility of Borrower; (iii) any investigation, litigation or proceeding related to any environmental cleanup, remediation, audit, compliance assessments, fines or other matter relating to the protection of the Environment or the Release of any Hazardous Material in connection with, or related to, the Subject

         Interests; (iv) the presence on or under, or the Release from, any of the Subject Interests of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, Borrower or its Subsidiaries, if any, (v) any material breach of any representation or warranty by Borrower or any of its Subsidiaries, if any, contained in this Agreement or any other Loan Document to which such Person is a party; (vi) the receipt by an Affiliate of Borrower of any Subject Hydrocarbons or the ownership or purported ownership of the Subject Interests; (vii) any Event of Default; (viii) any costs, expenses or liabilities incurred by Lender arising from Lender providing any services under Section 7.4; (ix) any costs, expenses or liabilities incurred by Lender arising from, in respect of or in connection with Borrower's obligations to any owner of royalty interests on the Subject Interests; (x) any obligation, liability, contingent or otherwise, costs or expenses for brokers' or finders' fees relating to Borrower or any of its Subsidiaries in respect of the matters provided for in any of the Loan Documents, or
         (xi) the failure of Borrower to perform any of its material agreements or obligations set forth in this Agreement or in the other Loan Documents, and whether through an act or omission of an Indemnified Party or otherwise, and whether or not arising out of the sole, joint or concurrent negligence, fault or strict liability of any Indemnified Party, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct, provided, that, it is the intention of the Parties that the indemnified parties be indemnified in the case of their own ordinary negligence but excluding gross negligence and willful misconduct, provided further that the indemnities set forth in subsections (i), (ii), (v), (vi),
         (vii), (viii), (ix), (x) and (xi) to the extent not related to any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising in connection with any Environmental Law shall only be in effect from the Effective Date until the date which is one (1) year following the date on which the unconditional and irrevocable payment in full in cash of all accrued and outstanding monetary Loan Obligations is received by Lender and the termination or expiration of the Commitment. This indemnity shall apply, without limitation, to any Indemnified Liability imposed upon any Indemnified Party as a result of any Applicable Law. The Indemnified Parties, and their respective successors and assigns, shall have the right to defend against any such claims, employing counsel therefor and, unless furnished with reasonable indemnity, they or any of them shall have the right to pay or compromise and adjust all such claims. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law.

12.5 Survival. The obligations of Borrower under Sections 12.3 and 12.4 shall in each case survive any termination of this Agreement, the payment in cash of all accrued and outstanding monetary Loan Obligations and the termination or expiration of the Commitment. The representations and warranties made by Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

12.6 Inconsistency. To the extent that there is any inconsistency or ambiguity between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement will govern to the extent necessary to eliminate such inconsistency or ambiguity.

12.7 Reimbursable Expenses. While not required, if Lender performs any of the covenants of Borrower, pays any amounts in respect thereof or suffers any loss, cost or expense as a result of the failure of Borrower to timely perform any covenant or make any such payment, any such cost or expense incurred by Lender in respect thereof shall constitute a Reimbursable Expense and will be considered a subsequent principal advance under this Agreement, subject to the Interest Rate.

12.8 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

12.9 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

12.10 Limitation on Liability. Lender's recourse as to the payment if principal and interest under the agreement is limited to the assets of Borrower and any other Obligor to the extent its or their assets are pledged, changed or mortgaged in favour of Lender unless certain actions of Borrower or any such other Obligor, including fraud, material misrepresentation, gross negligence and like actions, hinder or interfere with Lender's rights in the Property of Borrower and such other Obligors as set forth in the Loan Documents.

12.11 Intentions of the Parties. Nothing herein contained shall be construed to constitute either Party (under Applicable Law or for tax purposes) in partnership with the other Party.

12.12 Governing Law; Entire Agreement. This Agreement and each other Loan Document shall each be deemed to be a contract made under and governed by the laws of the Province of Alberta.

12.13 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of Lender. Lender shall have the right to syndicate, sell or assign any portion of its Commitment Amount to any one or more Persons. In the event of such syndication, sale or assignment, Borrower shall, subject to the preceding limitations, execute and deliver all such agreements, documents and instruments as Lender may reasonably request to effect and recognize such syndication, sale or assignment. Any syndication, sale or assignment as provided above, shall not require the consent of Borrower.

12.14 Effect of Syndication. To the extent that Lender sells or assigns any portion of its Commitment Amount pursuant to Section 12.13 and such new Lender has, or new Lenders have, as the case may be, executed and delivered to Borrower and Lender an agreement evidencing the same, Lender will be relieved and forever discharged of any and all of its covenants and obligations under the Loan Documents in respect of that portion of its Commitment Amount so sold or assigned from and after the date of such agreement and Borrower's recourse under the Loan Documents in respect of such portion so sold or assigned from and after the date of such agreement will be to such new Lender or new Lenders only, as the case may be, and their successors and assigns.

12.15 Participations. Lender may at any time sell to one or more financial institutions or other Persons (each of such financial institutions and other Persons being herein called a "Participant") participating interests in any of the Loans, commitments, or other interests of Lender hereunder, provided, however, that:

         (a) no participation contemplated in this Section 12.15 will relieve Lender from its commitments or its other obligations hereunder or under any other Document;

         (b) Lender will remain solely responsible for the performance of its Commitment and such other obligations;

         (c) no Participant will be entitled to require Lender to take or refrain from taking any action hereunder or under any other Loan Document; and

         (d) Borrower will not be required to pay any amount hereunder that is greater than the amount which it would have been required to pay had no participating interest been sold.

12.16 Maximum Rate of Return. Notwithstanding any provision herein to the contrary, in no event will the aggregate "interest" (as defined in section 347 of the Criminal Code (Canada)) payable under this Agreement and the other Loan Documents exceed the maximum effective annual rate of interest on the "credit advanced" (as defined in that section 347) permitted under that section 347 and, if any payment, collection or demand pursuant to this Agreement in respect of "interest" (as defined in that section 347) is determined to be contrary to the provisions of that section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of Borrower and Lender and the amount of such payment or collection will be refunded to Borrower. For purposes of this Agreement and the other Loan Documents, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of the Agreement on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Lender will be prima facie evidence, for the purposes of such determination.

12.17 Waiver of Judgment Interest Act (Alberta). To the extent permitted by Applicable Law, the provisions of the Judgment Interest Act (Alberta) will not apply to the Loan Documents and are hereby expressly waived by Borrower.

12.18 Deemed Reinvestment Not Applicable. The principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement and the other Loan Documents are intended to be nominal rates and not effective rates or yields.

12.19 Confidentiality. Lender agrees that it (i) will maintain the confidentiality of all non-public information received from Borrower obtained pursuant to the terms of this Agreement or any other Loan Document in accordance with safe and sound business practices, and (ii) will not use such confidential information for any purpose other than in connection with this Agreement; provided, however, that this restriction shall not apply to information which (A) has at the particular time in question entered the public domain, or has been independently developed without the use or incorporation of any non-public information provided to Lender by Borrower by Lender other than through disclosure by Lender in violation of this Section 12.19,
         (B) is required to be disclosed by Applicable Law or by any order, rule, regulation or legal process (whether valid or invalid) of any court or Governmental Agency, (C) is furnished to any purchaser or prospective purchaser of participations, assignments or other interests in any Loan or Commitment that has executed and delivered to Borrower an agreement containing terms substantially similar to this Section
         12.19 and reasonably acceptable to Borrower, to keep such information confidential, or (D) is disclosed to Lender's examiners, Affiliates, outside auditors, outside lenders to Lender, counsel and other professional advisors who have a need for such information in connection with this Agreement or in connection with their relationship with Lender and who are advised of the confidential nature of such information. As used in this Section, the term "Lender" shall refer not only to the Persons designated as such in Section 1.1, but also to each director, Affiliate, officer, agent, counsel, employee and representative of such Person. Notwithstanding any other provisions of this Agreement, the terms of this Section 12.19 shall survive the termination of this Agreement for a period of one (1) year.

12.20 Other Transactions. Nothing contained herein shall preclude Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Affiliates in which Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

12.21 Forum Selection and Consent to Jurisdiction. Any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of Lender or Borrower or any other Obligor shall be brought and maintained exclusively in the courts of the Province of Alberta; provided, however, that any suit seeking enforcement against the Subject Interests or other Property may be brought, at Lender's option, in the courts of any jurisdiction where such Subject Interests or other Property may be found. Borrower, hereby expressly and irrevocably submit to the jurisdiction of the courts of the Province of Alberta for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation. Borrower further irrevocably consents, to the service of process by registered mail, postage prepaid, or by personal service within or outside of the Province of Alberta. Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which they may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court of from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its Property, Borrower hereby irrevocably waives such immunity in respect of its Obligations under this Agreement and the other Loan Documents.

12.22 Waiver of Jury Trial. Borrower hereby knowingly, voluntarily and intentionally waives any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of Lender or Borrower or any other Obligor. Borrower acknowledges and agrees that they have received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a Party) and that this provision is a material inducement for Lender entering into this Agreement and each such other Loan Document.

12.23 No Oral Agreements. This Agreement and the other Loan Documents represent the final agreement between the Parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no unwritten oral agreements between the Parties.

12.24 Execution in Counterparts, Effectiveness. This Agreement may be executed by the Parties in several counterparts (including by facsimile transmission), each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of Borrower and Lender (or notice thereof satisfactory to Lender) shall have been received by Lender and notice thereof shall have been given by Lender to Borrower.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                  GREY WOLF EXPLORATION INC.


                                  By:
                                  Name: Robert L. G. Watson
                                  Title: Chairman, President and Chief
                                  Executive Officer

                                  Address: 1600 Bow Valley Square III
                                           255 - 2nd Street S.W.
                                           Calgary, Alberta  T2P 3G6

                                  Attention:        Robert L. G. Watson
                                  Telephone No.:(403) 262-1949
                                  Telecopy No.:     (403) 262-1969

                                  MIRANT CANADA ENERGY CAPITAL, LTD.


                                  By:
                                  Name:    Rob Lindermanis
                                  Title:   Managing Director

                                  Address: Suite 300
                                           440 - 2nd Avenue SW
                                           Calgary, Alberta  T2P 5E9

                                  Attention: Rob Lindermanis, Managing Director Telephone No.:(403) 218-1075
                                  Telecopy No.:     (403) 218-1575

                                  with a copy to Mirant Americas Energy
                                  Capital, L.P. at:

                                  Address: Two Allen Center, Ste. 2890
                                           1200 Smith Street
                                           Houston, Texas  77002

                                  Attention: Dave Stewart, Managing Director
                                  Telephone No.(713) 276-1902
                                  Telecopy No.:     (713) 276-1990

                                   SCHEDULE I

                        Description of Subject Interests

                              [Borrower to provide]

                                  SCHEDULE II

                                 Use of Proceeds







Repayment of Canadian Imperial Bank of Commerce**       $_____________

General Corporate Purposes                              $_____________

TOTAL:                                                  $_____________



[**Indicates amounts funded with initial Loan]

                                  SCHEDULE III

                             Insurance Requirements

Lender (Mirant Canada Energy Capital, Ltd.) must be listed as "sole loss payee as to first party claims" and "additional insured" on each of the policies required below.

Requirements for: GREY WOLF EXPLORATION INC.

                                   SCHEDULE IV

                               Disclosure Schedule






                                       NIL

                                   SCHEDULE V

                                  Pension Plan

Grey Wolf Exploration Inc. has established a group Registered Retirement Savings Plan where the employee is invited to participate in the program by contributing from 1 - 5% of their annual gross salary to a RRSP portfolio of their choice. Deductions are taken each pay period and contributed to Merrill Lynch Canada, the group plan administrator, on a monthly basis.

The Company will match the employees' contribution on a monthly basis. Company contributions credited to the employee shall vest immediately.

Upon reaching the yearly maximum contribution limit as set by legislation, both the employee's and the company's contributions will be deposited to a non-RRSP account.

                                   SCHEDULE VI

                        List of Transportation Agreements

                                [To be provided]

                                  SCHEDULE VII

                          Financing Lease Arrangements

                                [To be provided]

                                  SCHEDULE VIII

                               Title Deficiencies

                                [To be provided]

                                    EXHIBIT A

                                    [Form of]

                                  Loan Request

Mirant Canada Energy Capital, Ltd.
Suite 300, 440 - 2nd Avenue S.W.
Calgary, Alberta
T2P 5E9

Attention:        Managing Director

                           GREY WOLF EXPLORATION INC.

Gentlemen and Ladies:

         This Loan Request is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of December 20, 2001 (together with all amendments, if any, from time to time made thereto, the "Credit Agreement"), between Grey Wolf Exploration Inc., an Alberta corporation (the "Borrower"), and you. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

         Borrower hereby requests that a Loan be made in the aggregate principal amount of $______________ on ______________, 20_____.

         Borrower hereby acknowledges that, pursuant to Article 5 of the Credit Agreement, each of the delivery of this Loan Request and the acceptance by Borrower of the proceeds of the Loans requested hereby constitute a representation and warranty by Borrower that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Article 6 of the Credit Agreement are true and correct in all material respects.

         Borrower agrees that if prior to the time of the Loan requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify you.

         Borrower certifies that no Default of Event of Default has occurred and is continuing.

         Except to the extent, if any, that prior to the time of the Loan requested hereby you shall receive written notice to the contrary from Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Loan as if then made.

         Please wire transfer the proceeds of the Loan to the Collateral
Account.

         Borrower has caused this Loan Request to be executed and delivered, and the certification and warranties contained herein to be made, by its ____________ this ____ day of _____________, 200__.


                               GREY WOLF EXPLORATION INC.

                               By:
                                  --------------------------------------------
                               Name:
                               Title:

                                    EXHIBIT B

                                    [Form of]

                          Opinion of Borrower's Counsel

                                 [see attached]

                                   EXHIBIT C-1

                                    [Form of]

                                    Debenture

                                 [see attached]

                                   EXHIBIT C-2

                                    [Form of]

                           Debenture Pledge Agreement

                                 [see attached]

                                    EXHIBIT D

                                    [Form of]

                        Override Royalty Agreement No. 1

                                 [see attached]

                                    EXHIBIT E

                                    [Form of]

                        Override Royalty Agreement No. 2

                                 [see attached]

                                    EXHIBIT F

                                    [Form of]

                              ISDA Master Agreement

                                 [see attached]

                                    EXHIBIT G

                                Development Plan

                                 [see attached]

                                    EXHIBIT H

                                    [Form of]

                            Environmental Certificate

                                 [see attached]

                                    EXHIBIT I

                                    [Form of]

                                Title Certificate

                                 [see attached]